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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Puget Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Puget Energy, Inc., (Puget Energy) on May 4, 2007 beginning at 10:00 a.m. at the Puget Sound Energy Corporate Campus, 10885 N.E. 4th Street, in Bellevue, Washington 98004. You will find a map with directions on the back page of this proxy statement. Enclosed is our 2006 annual report for your review.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Only common stock shareholders of record at the close of business on March 2, 2007 are entitled to vote at the meeting.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. Therefore, I urge you to promptly vote and submit your proxy by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the envelope provided.

We will provide live coverage of the annual meeting from the Investors section of the Puget Energy website at www.pugetenergy.com.  Replay of the annual meeting of shareholders will be available in the Investors section of the website for those of you that are unable to attend.

We appreciate your continued interest in Puget Energy and look forward to seeing you at the meeting.

Sincerely,

Stephen P. Reynolds
Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Friday, May 4, 2007 at 10:00 a.m.

Puget Sound Energy Auditorium
10885 N.E. 4th Street
Bellevue, Washington 98004

Dear Shareholder:

The Annual Meeting of Shareholders of Puget Energy, Inc. will be held at the Puget Sound Energy Auditorium, located on the Puget Sound Energy Corporate Campus, 10885 N.E. 4th Street, Bellevue, Washington on Friday May 4, 2007, beginning at 10:00 a.m. for the following purposes:

1.	To elect four Class I directors to serve for three-year terms expiring in 2010 and one Class II director to serve a one-year term expiring in 2008.

2.	To approve amendments to the Company’s Articles of Incorporation to adopt a majority voting standard in uncontested elections of Puget Energy, Inc. directors.

3.	To approve amendments to the Puget Energy, Inc. Employee Stock Purchase Plan, including increasing the number of shares available for purchase under the plan.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007.

5.	To consider and act on such other matters properly presented at the meeting.

Only common stock shareholders of record at the close of business on March 2, 2007 will be entitled to vote.

Your vote is important.  Regardless of the number of shares you own, please vote as soon as possible. You may vote your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. You will find instructions on the enclosed proxy card.

If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the meeting.

By Order of the Board of Directors

James W. Eldredge
Corporate Secretary

March 30, 2007
Bellevue, Washington

Proxy Statement for Annual Meeting of Shareholders	1
Questions and Answers	1
Proposal 1 — Election of Directors	3
Directors Continuing in Office	5
Board of Directors and Corporate Governance	5
Director Nomination Procedures	10
Director Compensation	10
Security Ownership of Directors, Executive Officers and Certain Beneficial Owners	13
Executive Compensation	14
Compensation Discussion & Analysis	14
Compensation and Leadership Development Report	22
Summary Compensation	23
2006 Grants of Plan-Based Awards	25
Outstanding Equity Awards at 2006 Fiscal Year-End	26
Stock Vested in 2006	27
2006 Pension Benefits	27
2006 Non-Qualified Deferred Compensation	31
Potential Payments Upon Termination or Change in Control	33
Proposal 2 — Approval of Amendments to the Company’s Articles of Incorporation to Adopt A Majority Voting Standard in Uncontested Elections of Puget Energy, Inc. Directors	39
Proposal 3 — Approval of Amendments to the Puget Energy, Inc. Employee Stock Purchase Plan	39
Equity Compensation Plan Information	42
Audit Committee Report	44
Independent Registered Public Accounting Firm’s Fees	45
Proposal 4 — Ratification of the Appointment of the Independent Registered Public Accounting Firm	46
Communications with the Board	46
Additional Corporate Governance Information	46
Additional Information About the Meeting	47
Shareholder Proposals	47
Appendix A	A-1
Appendix B	B-1

PUGET ENERGY, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to you by the Board of Directors of Puget Energy, Inc. (Puget Energy) to solicit proxies for use at its Annual Meeting of Shareholders. The meeting will be held at the Puget Sound Energy Auditorium, located on the Puget Sound Energy Corporate Campus, 10885 N.E. 4th Street, Bellevue, Washington beginning at 10:00 a.m. on May 4, 2007. This proxy statement, proxy card and our 2006 Annual Report are being mailed to shareholders beginning on or about March 30, 2007.

The mailing address of Puget Energy’s principal executive offices is Puget Energy, Inc., 10885 N.E. 4th Street, P.O. Box 97034, Bellevue, Washington 98009-9734.

QUESTIONS AND ANSWERS

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only holders of Puget Energy common stock (common stock) at the close of business on March 2, 2007 (the record date) are entitled to vote. As of the record date, approximately [116,xxx,xxx] shares of common stock are outstanding. You are entitled to one vote for each share of common stock you held on the record date. For the election of directors, you may not vote more shares for individual directors than the total number of shares you held on the record date. Puget Energy had approximately 36,800 shareholders of record as of the record date.

Q:	What am I voting on?

A:	There are four proposals to be voted upon:

Proposal 1:	The election of four Class I directors to serve for three-year terms expiring in 2010 and one Class II director to serve a one-year term expiring in 2008.

Proposal 2:	Approval of a change in the Company’s Articles of Incorporation to adopt a majority voting standard in uncontested elections of directors of Puget Energy.

Proposal 3:	Approval of amendments to the Puget Energy Employee Stock Purchase Plan.

Proposal 4:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007.

We are not aware of any other matter to be presented for action at the Annual Meeting.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors recommends a vote FOR each of the proposals listed herein.

Q:	How can I vote my shares?

A:	You may vote your shares by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope. The enclosed proxy card contains instructions on each method. Whichever method you use, the proxies identified on your proxy card will vote your shares in accordance with your instructions.

Q:	How will my proxy be voted?

A:	If we receive a proper proxy, your shares will be voted as you direct. You may revoke a proxy at any time before it is voted by delivering a written notice to the Corporate Secretary or by signing and delivering a proxy card that is dated later. If you attend the Annual Meeting in person, you may revoke the proxy by giving notice of revocation to an inspector of election at the Annual Meeting or by voting at the Annual Meeting.

Q:	What does it mean if I receive more than one proxy card and/or annual report?

A:	It means that your shares are either registered with different brokerage firms, under different names or with different addresses. Be sure to vote all your accounts to ensure that all your shares are voted. We encourage shareholders to have all their shares either registered with Puget Energy or in one brokerage firm with the same address to reduce the duplication of materials.

Q:	What constitutes a quorum?

A:	The holders of a majority of the shares of the common stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Q:	How many votes are required?

A:	If a quorum is present at the Annual Meeting, for Proposal 1, the five nominees for election as directors who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors. Abstentions and broker non-votes will have no impact on the outcome of Proposal 1. Currently, the Company’s Corporate Governance Guidelines require any nominee who receives a greater number of votes “withheld” or votes “against” than votes “for” their election to tender their resignation to the Board of Directors. In that event, the Board, following a recommendation from the Governance and Public Affairs Committee, will then decide whether to accept the resignation, reject the resignation or delay acceptance for a specified period of time. This policy will apply to the elections at the Annual Meeting and is more fully described under “Proposal 1 — Election of Directors” in this proxy statement. If Proposal 2 is approved at the Annual Meeting, a majority voting standard will apply in uncontested elections in the future as more fully described under “Proposal 2 — Approval of Amendments to the Company’s Articles of Incorporation to Adopt a Majority Vote Standard in Uncontested Elections of Puget Energy, Inc. Directors.”

For Proposal 2, the proposal will be approved if the votes cast in favor of it represent a majority of the shares of Puget Energy that are outstanding as of the record date. Abstentions and broker non-votes will be treated as votes cast against Proposal 2.

For Proposal 3, the proposal will be approved under Washington law if the votes cast in favor of the proposal exceed the votes cast against the proposal. In addition to the Washington law requirements, the rules of the New York Stock Exchange (NYSE) require approval by a majority of votes cast on Proposal 3, provided that the total votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal. Abstentions and broker non-votes will have no impact on the outcome of the vote on Proposal 3 under Washington law. However, under the NYSE approval requirements, abstentions are treated as votes cast against a proposal. Also under the NYSE approval requirements, broker non-votes are not counted as votes cast so they could prevent us from satisfying the NYSE requirement that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal.

For Proposal 4, the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no impact on the outcome of Proposal 4.

Q:	Can brokers vote on the election of directors and the ratification of the independent registered public accounting firm?

A:	Yes. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain “routine” matters. “Proposal 1 — Election of Directors” and “Proposal 4 — Ratification of the Appointment of the Independent Registered Public Accounting Firm” are considered routine matters and brokers may vote either FOR Proposal 1 or FOR Proposal 4, or FOR both unless you direct otherwise.

Q:	Can brokers vote on Proposal 2 and Proposal 3 if I do not provide instructions on how to vote?

A:	No. Brokers can not vote on these proposals without your instruction.

Q:	Who owns more than 5 percent of Puget Energy common stock?

A:	Mutual Funds managed by Franklin Resources, Inc. and its affiliates of San Mateo, California, Lord, Abbett & Co. LLC of Jersey City, New Jersey and NWQ Investment Management Company, LLC of Los Angeles, California own more than five percent of Puget Energy common stock.

Q:	How are shares of Puget Energy common stock held in the 401(k) Investment Plan for employees of Puget Sound Energy (PSE) voted?

A:	If you are a current or former employee who is a participant in the PSE 401(k) Investment Plan, you will receive a proxy card showing the number of shares of common stock held in your 401(k) account under the Plan as of the record date. If you also own shares in a registered account or Employee Stock Purchase Plan account, you will receive a combined proxy card showing the number of shares in each account and the total number of shares in all such accounts. If you receive your material electronically you will receive a proxy card showing the total number of shares in your accounts. To instruct the 401(k) Plan trustee on how to vote your shares, you may vote your shares by telephone, via the Internet or by signing, dating and returning the proxy card in the envelope provided. If you do not provide timely voting instructions for your plan shares, then you will be deemed to have instructed the plan trustee not to vote your shares.

Q:	How are shares of Puget Energy common stock held in the Employee Stock Purchase Plan accounts voted?

A:	You will receive a proxy card showing the number of shares of common stock held in your account under the plan as of the record date. If you also own shares in a registered account or 401(k) Plan account, you will receive a combined proxy card showing the number of shares in each account and the total number of shares in all such accounts. If you receive your material electronically you will receive a proxy card showing the total number of shares in your accounts. To instruct the trustee on how to vote your shares, you may vote your shares by telephone, via the Internet or by signing, dating and returning the proxy card in the envelope provided. Any proxies not returned by participants will not be voted.

Q:	Who counts the votes?

A:	Wells Fargo Shareowner Services will tabulate the votes in a confidential manner and will act as inspector of election. No one will disclose the identity and vote of any shareholder unless legally required to do so.

PROPOSAL 1 — ELECTION OF DIRECTORS

Ten directors currently constitute the Company’s Board of Directors, which is divided into three classes. Class I consists of four directors, Class II of three directors and Class III of three directors. Generally, one class of directors is elected each year to a three-year term. The members of Puget Energy’s Board of Directors and Board Committees are the same as the members of PSE’s Board of Directors and Board Committees.

Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. On June 29, 2006, the Board of Directors appointed George W. Watson as a Class II director. The appointment of Mr. Watson was recommended by the Governance and Public Affairs Committee. The Governance and Public Affairs Committee established the experience and expertise criteria and retained a third party search firm to identify potential candidates, including Mr. Watson. Washington law and the Bylaws of the Company provide that the term of a director appointed to fill a vacancy expires at the next annual meeting of shareholders at which directors are elected. Accordingly, Mr. Watson has been nominated for election at the Annual Meeting. At the Annual Meeting, the shareholders will elect four Class I directors to serve for a term of three years expiring on the date of the 2010 Annual Meeting and one Class II director to serve a term of one year expiring on the date of the 2008 Annual Meeting.

Currently, the Company’s Corporate Governance Guidelines require any nominee in an uncontested election who receives a greater number of votes “withheld” or votes “against” than votes “for” their election to tender their resignation to the Board of Directors within five business days of the certification of the election. The Governance and Public Affairs Committee will then consider the resignation offer and make a recommendation to the full Board of Directors. Within 90 days of submission of the director’s resignation, the independent members of the Board will decide whether to accept the resignation, reject the resignation, or elect to delay acceptance for a specified period of time to address underlying shareholder concerns, recruit a new director or for any other reasons the Board considers appropriate. The Company will disclose the Board’s decision within four business days in a filing with the Securities and Exchange Commission (SEC), providing a full explanation of its process and the factors considered or, if the Board is unable to make a decision in that timeframe, it will promptly disclose the reasons. This policy will apply to the elections at the Annual Meeting. If Proposal 2 is approved at the Annual Meeting, a majority voting standard will apply in uncontested elections in the future as more fully described under “Proposal 2 — Approval of Amendments to the Company’s Articles of Incorporation to Adopt a Majority Vote Standard in Uncontested Elections of Puget Energy, Inc. Directors.”

Class I Nominees Standing for Election — Terms Expiring in 2010

Phyllis J. Campbell, age 55, was appointed the Lead Independent Director of the Boards of Puget Energy and PSE in May of 2005. She has been President and Chief Executive Officer of The Seattle Foundation (charitable foundation) since 2003. Prior to that, she was Chair of the Community Board of U.S. Bank, Washington from 2001 to 2003 and President of U.S. Bank, Washington (financial institution) from 1993 to 2001. Ms. Campbell has been a director of Puget Energy since its incorporation in 1999 and of PSE since 1993. She also serves as a director of Nordstrom, Inc., Alaska Air Group, Inc. and Joshua Green Corporation (privately held).

Stephen E. Frank, age 65, served as Chairman, President and Chief Executive Officer of Southern California Edison (regulated utility) from 1995 until his retirement in January 2002. Prior to that, he was President and Chief Operating Officer of Florida Power and Light Company from 1990 to 1995. Mr. Frank has been a director of Puget Energy and PSE since 2003. He also serves as a director of Associated Electric & Gas Insurance Services, Northrop Grumman Corp., Intermec, Inc., and Washington Mutual, Inc.

Dr. Kenneth P. Mortimer, age 69, is President Emeritus of the University of Hawaii and Western Washington University. He is also Chancellor Emeritus of the University of Hawaii at Manoa. He is also Senior Associate of the National Center for Higher Education Management Systems. Dr. Mortimer holds a Ph.D. degree from the University of California at Berkeley and an MBA from the Wharton School of the University of Pennsylvania. Dr. Mortimer has been a director of Puget Energy and PSE since 2001.

Stephen P. Reynolds, age 59, has been Chairman, President and Chief Executive Officer of Puget Energy and PSE since May 2005, and was President and Chief Executive Officer from January 2002 to April 2005. Mr. Reynolds has been a director of Puget Energy and PSE since 2002. Mr. Reynolds also serves as a director of Intermec, Inc.

Class II Nominee Standing for Election — Term Expiring in 2008

George W. Watson, age 59, has been President and CEO of CriticalControl Solutions Corp. a firm offering document imaging and workflow management software to governmental and energy sector clients, located in Alberta, Canada since 2003. Previously, he was an executive with TransCanada Pipelines, Ltd., an energy company, from 1990 to 1999, where he served as president and CEO from 1993 to 1999. He has been a director of Puget Energy and PSE since June 2006. He also serves on the boards of CriticalControl Solutions Corp., Canadian Spirit Resources, Inc., Teekay Shipping LNG LLP and Badger Daylighting Income Fund.

The Board of Directors recommends that you vote FOR Proposal 1 —
the election of each of the nominees listed herein.

DIRECTORS CONTINUING IN OFFICE

Class II Terms — Expiring in 2008

William S. Ayer, age 52, has been Chairman, President and Chief Executive Officer of Alaska Airlines, Inc. and Alaska Air Group (air transportation) since 2003. He served as Alaska Airlines’ President and Chief Operating Officer from November 1997 to January 2002, and as Chief Executive Officer from January 2002 to February 2003. Prior to that, he served as Sr. Vice President Operations for Horizon Air, an Alaska Airlines affiliate. Mr. Ayer has been a director of Puget Energy and PSE since 2005.

Sally G. Narodick, age 61, is retired President of Narodick Consulting, which specialized in strategic planning for the educational technology industry. She retired as Chief Executive Officer of Apex Learning Inc., a venture-backed Internet distance learning company, in 2000. Previously, she served as a Consultant on Strategic Planning for Educational Technology software for IBM Corporation. Ms. Narodick has been a director of Puget Energy since its incorporation in 1999 and of PSE since 1989. Ms. Narodick also serves as a director of Cray, Inc., Penford Corporation, SumTotal Systems, Inc. and Solutia Inc.

Class III — Terms Expiring in 2009

Craig W. Cole, age 57, has been President and Chief Executive Officer of Brown & Cole Stores, LLC (retail grocery) since 1989. Mr. Cole has served as a director of Puget Energy and PSE since December 1999. In addition, he serves as a director of the National Food Marketing Institute and as a Regent of the University of Washington.

Tomio Moriguchi, age 71, has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor) since December 1994. Mr. Moriguchi has been a director of Puget Energy since its incorporation in 1999 and of PSE since 1988. Mr. Moriguchi also serves as President of the Board of North American Post Publishing, Inc.

Herbert B. Simon, age 63, has been a member of Simon Johnson, L.L.C. (real estate and venture capital projects investment company located in Tacoma, Washington) and its predecessor company since 1985. Mr. Simon has served as a director of Puget Energy and PSE since March 2006. In addition, Mr. Simon serves as a Regent of the University of Washington.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board

The Board has reviewed the relationships between Puget Energy (and its subsidiaries) and each of its directors and has determined that all of the directors, other than Stephen P. Reynolds, Puget Energy’s Chairman, President and Chief Executive Officer (CEO), are independent under the NYSE corporate governance listing standards and Puget Energy’s Corporate Governance Guidelines, which are available at Puget Energy’s website, www.pugetenergy.com, by clicking on the section Corporate Governance. In making these determinations, the Board has established a categorical standard that a director’s independence is not impaired solely as a result of the director, or a company for which the director or an immediate family member of the director serves as an executive officer, making payments to PSE for power or natural gas provided by PSE at rates fixed in conformity with law or governmental authority, unless such payments would automatically disqualify the director under the NYSE’s corporate governance listing standards. The Board has also established a categorical standard that a director’s independence is not impaired if a director is a director, employee or executive officer of another company that makes payments to or receives payments from Puget Energy, PSE, or any of their affiliates, for property or services in an amount which is less than the greater of $1 million or one percent of such other company’s consolidated gross revenues, determined for the most recent fiscal year. These categorical standards will not apply, however, to the extent that Puget Energy would be required to disclose an arrangement as a related person transaction pursuant to Item 404 of Regulation S-K.

In making its independence determinations, the Board considered all relationships between its directors and Puget Energy (and its subsidiaries), including some that are not required to be disclosed in this proxy statement as related-person transactions. Messrs. Ayer, Cole, Moriguchi and Simon serve as directors or officers of, or otherwise have a financial interest in, entities that make payments to PSE for energy services provided to those entities at tariff rates established by the Washington Utilities and Transportation Commission. These transactions fall within the first categorical independence standard described above. In addition, PSE has entered into transactions with entities for whom Messrs. Cole, Frank and Simon serve as directors or officers, or in which they otherwise have a financial interest, that involve amounts that are less than the greater of $1 million or 1% of those entities’ consolidated gross revenues. These transactions fall within the second categorical standard described above. PSE has also made a charitable contribution to an entity for which Ms. Narodick served as director. Because these relationships either fall within the Board’s categorical independence standards or involve an amount that is not material to Puget Energy or the other entity, the Board has concluded that none of these relationships impair the independence of the applicable directors.

Board Attendance

The Puget Energy Board of Directors met eight times during 2006. Under the Company’s Corporate Governance Guidelines, each director is encouraged to attend Puget Energy’s regularly scheduled annual meeting of shareholders. All directors as of May 9, 2006 attended the 2006 Annual Meeting of Shareholders of Puget Energy. No director attended fewer than 92% of the aggregate of those meetings and the meetings of the Board Committees on which he or she served.

Executive Sessions

Non-management directors meet in executive session on a regular basis, generally on the same date as each scheduled Board meeting. Because the Chairman of the Board is a member of management, the Lead Independent Director, who is not a member of management, presides over the executive sessions. Shareholders may communicate with the non-management directors of the Board through the procedures described under the section of this proxy statement, “Shareholder Communications with the Board.”

Committees of the Board of Directors

The Puget Energy Board of Directors has established Audit, Compensation and Leadership Development, Governance and Public Affairs and Securities Pricing Committees, which meet in addition to regular Board meetings. The Audit, Compensation and Leadership Development, and Governance and Public Affairs Committees are composed of three or more directors, as determined by the Board, each of whom meet the independence requirements in the Company’s Corporate Governance Guidelines. The membership of the committees as of February 7, 2007 and a brief statement of their principal responsibilities are as follows:

Compensation
		and Leadership	Governance and
	Audit	Development	Public Affairs	Securities Pricing
Director	Committee	Committee	Committee	Committee
William S. Ayer		X
Phyllis J. Campbell			X	Chair
Craig W. Cole			Chair
Stephen E. Frank	X	Chair
Tomio Moriguchi			X
Dr. Kenneth P. Mortimer	X
Sally G. Narodick	Chair			X
Stephen P. Reynolds				X
Herbert B. Simon		X
George W. Watson	X

The chair of each committee discussed below serves as the presiding director during executive sessions of that committee.

Audit Committee

The Audit Committee assists the full Board in oversight of:

•	The integrity of the Company’s financial statements.

•	The Company’s compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications and independence.

•	The performance of the Company’s internal and independent auditors.

In addition, the Audit Committee has ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. Each member of the Audit Committee is an independent director under SEC rules and NYSE listing standards. The Board has determined that Ms. Narodick, Mr. Frank and Mr. Watson meet the definition of “audit committee financial expert” under SEC rules. The Audit Committee met five times during 2006.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee acts on behalf of the Board of Directors to establish and oversee the Company’s executive compensation programs. The committee must have at least three members, each of whom is an independent director under the rules of the Company’s Corporate Governance Guidelines and the NYSE. The Compensation and Leadership Development Committee met four times during 2006.

The committee’s responsibilities are detailed in its charter posted on the Company’s website at www.pugetenergy.com, and can be accessed by clicking on the sections: Corporate Governance; Committee Composition and Charter; Compensation and Leadership Development Committee. These responsibilities are to:

•	Develop and monitor an executive compensation philosophy designed to ensure a linkage between executive operational performance and executive compensation that will:

•	Place a significant portion of each executive’s total direct compensation at risk to motivate executives to achieve Company and individual performance goals;

•	Be aligned with operating goals that support continued emphasis on cost-effective, safe and reliable service to customers; and

•	Tie the long-term incentive component of CEO and executive compensation to Company performance and increasing value to shareholders.

•	Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation based on this evaluation.

•	Review the CEO’s recommendations and approve annual compensation for the Company’s other executive officers.

•	Review and approve all special executive employment and severance agreements, change in control arrangements affecting compensation, and special or supplemental retirement arrangements.

•	Establish and administer annual and long-term incentive compensation plans for executives.

•	Recommend to the Board for its approval changes to executive compensation policies and programs.

•	Oversee long-range planning for executive development and succession.

•	Review and discuss with management the Compensation Discussion and Analysis and prepare a Compensation Committee Report to be included in the annual proxy statement.

The Committee establishes all elements of compensation for the Chairman, President and CEO, including any special compensation and benefits, and reviews and approves the Chairman, President and CEO’s recommendations regarding all elements of compensation for the other executive officers. The Committee directly engages an independent executive compensation consultant, Towers Perrin. At the request and direction of the Committee, Towers Perrin provides market trend analysis and best practices, assesses individual pay elements and total pay, and reviews and advises the Committee on recommendations prepared by management. In addition, with respect to the Chief Executive Officer, the consultant provides input and guidance to the Committee on its compensation recommendations.

The agenda for meetings of the Compensation and Leadership Development Committee is determined by its Chairman with the assistance of the Company’s Vice President of Human Resources and the Chairman, President and CEO. Committee meetings are regularly attended by the Chairman, President and CEO and by the Vice President of Human Resources. At each meeting, the Committee meets in executive session. The Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s Human Resources department support the Compensation Committee in its duties and, along with the Chairman, President and CEO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains objectivity and independence when rendering advice to the committee.

Governance and Public Affairs Committee

The purpose of the Governance and Public Affairs Committee is to:

•	Identify individuals qualified to become members of the Board;

•	Select and recommend director candidates to the Board;

•	Develop, update as necessary and recommend to the Board corporate governance principles and policies, including the Company’s Corporate Governance Guidelines;

•	Monitor compliance with the Company’s corporate governance principles and policies;

•	Oversee the Company’s involvement with key constituencies, including community activities;

•	Recommend director compensation practices to the Board; and

•	Oversee the integrity of the Company’s operating systems.

The Committee has engaged Towers Perrin to serve as its independent compensation consultant with respect to the compensation and benefits of directors.

Each member of the Governance and Public Affairs Committee is independent under NYSE listing standards. The Governance and Public Affairs Committee met five times during 2006.

Securities Pricing Committee

The purpose of the Securities Pricing Committee is to:

•	Approve the final terms of significant debt and equity financing transactions; and

•	Perform any other duties and responsibilities assigned to the Committee from time to time by the Board.

Members need not be “independent” directors as defined by the NYSE. The Securities Pricing Committee met twice in 2006.

Transactions with Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers are expected to disclose to our Chief Compliance

Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the SEC’s related person transaction disclosure rule.

Any transaction reported to the Chief Compliance Officer will be reviewed according to the following procedures:

•	If the Chief Compliance Officer determines that disclosure of the transaction is not required under the SEC’s related person transaction disclosure rule, the transaction will be deemed approved and will be reported to the Audit Committee.

•	If disclosure is required, the Chief Compliance Officer will submit the transaction to the Chair of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The Chair is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $1 million or when it would be impracticable to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the Chair’s authority, the Chair will submit the transaction to the Audit Committee for review and approval or ratification.

When determining whether to approve or ratify a related person transaction, the Chair of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arms’ length transactions; and

•	Whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is not approved or ratified, the Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its shareholders.

There were no related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K in fiscal year 2006.

DIRECTOR NOMINATION PROCEDURES

The Governance and Public Affairs Committee is responsible for the identification, review, selection and recommendation to the Board of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Committee reviews with the Board the requisite skills and characteristics for Board nominees and composition and the specific considerations relating to individual director candidates. Upon the Committee’s recommendation, the Board recommends the Board nominees to the shareholders for election.

Director candidates may be recommended or suggested by a current director, a member of senior management or a shareholder. In addition, the Governance and Public Affairs Committee has authority to retain search firms to identify director candidates. In the event of any shareholder recommendations, the Governance and Public Affairs Committee will screen and evaluate the persons recommended in the same manner as other candidates. A director candidate should be referred to the Chair of the Governance and Public Affairs Committee for consideration by the Committee, which may then recommend the director candidate to the Board for its consideration, if deemed appropriate. A shareholder wishing to recommend a director candidate for consideration by the Committee should submit their suggestions in writing to the Chair of the Governance and Public Affairs Committee, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2008 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals — Advance Notice Procedures for Director Nominations and Other Business.” In the event there is a vacancy on the Board, the Governance and Public Affairs Committee will initiate the effort to identify appropriate director candidates.

The Board has adopted Director Recruiting and Selection Criteria as set out in Exhibit A to the Governance and Public Affairs Committee Charter, which is available on the Company’s website at www.pugetenergy.com by clicking on the sections, Corporate Governance, Committee Composition and Charter, Compensation and Leadership Development Committee. In accordance with the Selection Criteria, the Governance and Public Affairs Committee and the Board, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board nomination: personal and professional ethics; commitment to fulfill the duties of the Board; financial expertise; industry knowledge; training and experience in public policy and governmental affairs; regional knowledge and contacts; ethnic, gender, professional, and philosophical diversity; and other relevant qualifications. A director candidate’s ability to devote adequate time to Board and Board Committee activities is also considered. Pursuant to Puget Energy’s Corporate Governance Guidelines, directors are expected to tender their resignation prior to the annual shareholders meeting following their 72nd birthday, though a director may stand for reelection even though the retirement policy would prevent him or her from completing a full three year term. In addition, without specific approval from the Board, no director may serve on more than five public company Boards (including service on the Puget Energy/PSE boards, which are counted together as one board). The Committee periodically reviews with the Board the appropriate process for, and the considerations to be made in, the evaluation of director candidates.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation for each of the Company’s nonemployeee directors for 2006. As described in further detail below, the Company’s nonemployee director compensation program in 2006 consisted of quarterly retainer fees of $15,000 at least two-thirds of which is payable in Puget Energy stock, with the balance payable in cash. Additional quarterly retainer amounts associated with serving as lead director, chairing Board committees and serving on the Audit Committee, and meeting fees are paid in cash. Directors may defer their cash or stock fees into deferred stock units.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

			Nonqualified
	Fees Earned or		Deferred
	Paid in Cash	Stock Awards	Compensation	Total
Name	($) (1)	($) (2)	Earnings ($) (3)	($)

William S. Ayer	$15,625	$60,000	$—	$75,625
Phyllis J. Campbell	53,125	45,000	378	98,125
Craig W. Cole	21,625	60,000	234	81,859
Stephen E. Frank	32,000	60,000	—	92,000
Tomio Moriguchi	36,875	40,000	—	76,875
Dr. Kenneth P. Mortimer	40,525	40,000	—	80,525
Sally G. Narodick	46,250	40,000	—	86,250
Herbert B. Simon(4)	8,125	48,000	—	56,125
George W. Watson(5)	8,250	30,000	—	38,250

(1)	The amounts in this column reflect director compensation earned and paid in cash, including amounts deferred under our Deferred Compensation Plan for Nonemployee Directors. Mr. Watson received 340 deferred stock units from deferrals of cash compensation totaling $8,250 in 2006.

(2)	The amounts in this column reflect the dollar amount the Company recognized for financial statement reporting purposes for 2006 in accordance with SFAS No. 123R, Share-Based Payment, for stock awards granted in 2006. The FAS 123R fair value for these awards is equal to the fair market value of the underlying Puget Energy stock on the date of grant.

(3)	Represents earnings accrued to deferred compensation considered to be above market.

(4)	Became a director in March 2006.

(5)	Became a director in June 2006.

Nonemployee Director Compensation Program.  The Board believes that the level of nonemployee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. In addition, the Board believes that a significant portion of nonemployee director compensation should align director interests with the long-term interests of shareholders.

Nonemployee directors were compensated in 2006 by:

•	A base cash quarterly retainer fee of $15,000, at least two-thirds of which is payable in Puget Energy stock, with the balance payable in cash.

•	$1,250 for attendance at each Board and committee meeting, and $625 for each telephonic meeting lasting 60 minutes or less.

Nonemployee directors were paid the following additional cash quarterly retainer fees in 2006:

•	Lead independent director, $5,000

•	Chair of the Audit Committee, $2,500

•	Chair of the Compensation and Leadership Development Committee, $2,000

•	Chair of the Governance and Public Affairs Committees, $1,500

•	Each member of the Audit Committee other than the chair, $1,000

On February 28, 2007, the Governance and Public Affairs Committee completed a review of compensation for nonemployee directors, including a review of director compensation practices of comparable utility companies. As a result of this review, the Committee recommended and the Board of Directors approved the program on March 1, 2007 to increase the base cash quarterly retainer fee to $20,000, increase the fee for attendance at Board and committee meetings to $1,600 and for attendance at telephonic meetings lasting 60 minutes or less to $800, and reduce the additional cash quarterly retainer fee for the lead independent director to $3,750. The other elements of the director compensation program described above remain the same. The changes to the program became effective March 1, 2007.

To facilitate the stock ownership guidelines described below, 100% of the quarterly retainer fee is paid in the form of Puget Energy shares until a director owns a number of Puget Energy shares equal in value to two years of retainer fees.

After meeting this ownership requirement, a portion of the base quarterly retainer for a fiscal quarter is payable in shares of Puget Energy stock. Under the terms of our Nonemployee Director Plan and Board policies as currently in effect, the number of shares is determined by dividing two-thirds of the base quarterly retainer by the fair market value of Puget Energy stock for the last business day of a fiscal quarter. For this purpose, fair market value for a single trading day is the average of the high and low trading prices for Puget Energy stock as reported by the NYSE.

All quarterly retainer and meeting attendance fees are paid on the last business day of March, June, September and December. Nonemployee directors are reimbursed for actual travel and out-of-pocket expenses incurred in connection with their services. Directors who also serve as employees of the Company do not receive compensation for their service on the Board or any committees.

Nonemployee directors are eligible to participate in our matching gift program on the same terms as all Puget Energy employees. Under this program, we will match up to a total of $300 a year in contributions by a director to non-profit organizations with an IRS 501(c)(3) tax exempt status that are located in and serve the people of PSE’s service territory in Washington State.

Deferral of Compensation.  Nonemployee directors may defer receipt of all or a part of their quarterly retainer fees that are required to be paid in Puget Energy stock into unfunded deferred stock unit accounts under our Nonemployee Director Plan. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. Nonemployee directors do not have the right to vote or transfer the deferred stock units. Deferred stock units will be distributed as shares of Puget Energy stock after retirement or other termination of Board service.

Nonemployee directors may also elect to defer all or a part of their fees payable in cash under our Deferred Compensation Plan for Nonemployee Directors. Nonemployee directors may allocate these deferrals into one or more “measurement funds,” which currently include an interest crediting fund, an equity index fund, a bond index fund and a Puget Energy stock fund. Nonemployee directors are permitted to make changes in measurement fund allocations quarterly. Amounts allocated to the Puget Energy stock fund are treated as deferred stock units that will earn the equivalent of dividends, which are credited as additional deferred stock units. Nonemployee directors do not have the right to vote or transfer the deferred stock units. Amounts deferred will be paid at the time elected by the nonemployee director, which must be at least three years after the date of deferral. Amounts allocated to the Puget Energy stock fund are payable only in Puget Energy stock. Other accounts are payable in cash.

Director Compensation Review Practices.  The Governance and Public Affairs Committee is responsible for annually reviewing the Company’s nonemployee director compensation practices in relation to comparable companies. Any changes to be made to nonemployee director compensation practices must be recommended by the Governance and Public Affairs Committee for approval by the full Board. See “Governance and Public Affairs Committee” for a description of the committee’s processes and procedures for considering and determining director compensation.

Director Stock Ownership Guidelines.  The Board believes that nonemployee directors should have a financial stake in the Company. The Board has adopted stock ownership guidelines for nonemployee directors. The guidelines call for the Company to pay the base quarterly retainer in the form of Puget Energy stock until a director owns shares equal in value to the ownership target. Directors and officers of the Company are not allowed to own derivatives of Puget Energy stock, nor are they allowed to own shares in margin accounts.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock beneficially owned on February 15, 2007 by each director and nominee, by each executive officer named in the Summary Compensation table, by the directors and executive officers of Puget Energy as a group, and by each person or group that Puget Energy knows owns more than 5% of Puget Energy’s common stock. Puget Energy considers executive officers of PSE to be executive officers of Puget Energy. No director or executive officer owns more than 1% of the outstanding shares of common stock. Franklin Resources, Inc. and its affiliates of San Mateo California beneficially own approximately 9.5% of Puget Energy common stock. Lord, Abbett & Co. LLC of Jersey City, New Jersey beneficially owns approximately 5.7% of Puget Energy common stock. NWQ Investment Management Company, LLC of Los Angeles, California beneficially owns approximately 5.4% of Puget Energy common stock. Percentage of beneficial ownership is based on 116,723,205 shares outstanding as of February 21, 2007.

Beneficial Ownership Table

	Number of Beneficially		Number of Share
Name	Owned Shares		Interests Held

William S. Ayer	—		5,549	(1)
Phyllis J. Campbell	1,000		15,492	(1)(2)
Craig W. Cole	5,677		10,742	(1)
Stephen E. Frank	—		9,726	(1)
Tomio Moriguchi	1,533		20,126	(1)(2)
Kenneth P. Mortimer	836		6,458	(1)(2)
Sally G. Narodick	2,194		11,357	(1)
Herbert B. Simon	—		2,139	(1)
Stephen P. Reynolds	430,396	(3)	69,473	(2)
George W. Watson	—		1,613	(1)(2)
Eric M. Markell	16,715		1,188	(2)
Susan McLain	22,645	(4)	13,783	(2)
Jennifer L. O’Connor	13,441
Bertrand A. Valdman	25,879	(4)	1,238	(2)
All directors and executive officers, including named executive officers, as a group (22 persons)	607,410		182,923
Franklin Resources, Inc. and affiliates	11,092,300	(5)	—
Lord Abbett & Co.	6,657,073	(6)	—
NWQ Investment Management Company, LLC	6,336,440	(7)	—

(1)	Includes stock units held in the Puget Energy Directors’ Stock Plan.

(2)	Includes stock units held in the Puget Sound Energy Deferred Compensation Plan.

(3)	Includes 90,319 shares of restricted stock, 300,000 shares of common stock subject to stock options that are currently exercisable, and 950 shares held by Mr. Reynolds’ wife.

(4)	Includes shares held under the Puget Sound Energy Investment Plan for Employees (401(k) Plan).

(5)	Information presented is based on a Schedule 13G filed on February 6, 2007 by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. This amount includes 11,092,300 shares of common stock beneficially owned by Franklin Advisers, Inc. or Fiduciary Trust Company International, subsidiaries of Franklin Resources, Inc. According to the Schedule 13G, Franklin Advisers, Inc. has sole voting and investment power over 11,091,300 of the shares and Fiduciary Trust Company International has sole voting and investment power over 1,000 of the shares. Each of the reporting persons disclaims beneficial ownership of the shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(6)	Information presented is based on a Schedule 13G filed on February 14, 2007 by Lord, Abbett & Co. LLC. According to the Schedule 13G, Lord, Abbett & Co. LLC has sole voting power over 6,424,173 of the shares and sole dispositive power over 6,657,073 of the shares. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302.

(7)	Information presented is based on a Schedule 13G filed on February 12, 2007 by NWQ Investment Management Company, LLC. According to the Schedule 13G, NWQ Investment Management Company, LLC has sole voting power over 3,916,040 of the shares and sole dispositive power over 6,336,440 of the shares. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of Puget Energy and PSE to file reports of ownership and changes in ownership with respect to the equity securities of the Companies with the SEC. To our knowledge, based on our review of the reports furnished to Puget Energy in 2006 and written representations that no other reports were required, all directors and officers of Puget Energy who are subject to the Section 16 reporting requirements filed the required reports on a timely basis in 2006, except for one Form 4 relating to a single transaction which was inadvertently filed four business days late for Mr. Reynolds, Chairman, President and CEO. The filing which was due on February 17, 2006, related to the acquisition of 4,335 Puget Energy phantom share units with a transaction date of February 15, 2006 and an acquisition price of $21.04 per unit.

EXECUTIVE COMPENSATION

The Company has updated the Executive Compensation section of the proxy to comply with rules the SEC adopted in 2006. The new rules require company proxy statements to further disclose existing compensation practices and to include additional narrative and tabular disclosure. In response, the Company has expanded explanations of historical compensation and the cost of that compensation for our named executive officers, as well as expanded information concerning director compensation.

Compensation Discussion and Analysis

This section provides information about the compensation program in place for the Company’s named executive officers — the CEO, Chief Financial Officer and the three other most highly compensated executive officers for 2006. It includes information about the overall objectives of our compensation program and each element of compensation the Company provides.

Compensation Program Objectives

The Company’s executive compensation program has two main objectives:

•	Support sustained Company performance by having talented people running the business.

•	Align compensation payment levels with achievement of Company goals.

The following is a discussion of the specific strategies used to accomplish each of these objectives, including Committee and management actions to implement these strategies.

1.	Our objective of supporting sustained Company performance by having talented people running the business is supported by the following strategies:

•	Designing and delivering compensation programs that attract, motivate, and retain a talented executive team.

Several factors are critical to attracting and retaining executives for the Company. One is ensuring that total pay opportunity is competitive with similar companies so that new executives will want to join the Company and current executives are not hired away. As described below in the discussion of Compensation Pay Elements (Review of Pay Element Competitiveness), the Committee annually compares executive pay to external market data from similar companies in our industry. Individual pay adjustments are reviewed to see how they position the executive in relation to the median of market pay, while also considering the executive’s recent performance and experience level. The Company may choose to pay an individual above median level of market pay when our executive has a role with greater responsibility than the best comparison job or when our executive’s experience and performance exceed those typically found in the market. The Committee determines the pay level for Mr. Reynolds, the Chairman, President and CEO, and reviews and approves Mr. Reynolds’ recommendations for pay levels of the other executives.

Another critical factor to motivating our executives, as well as attracting and retaining them, is to provide incentive compensation for meeting and exceeding target levels of annual and long-term goals. Our “pay for performance” strategy connects individual, team, and Company performance with an executive’s pay. We believe the executives who will most successfully lead the Company are motivated by the possibility for individual financial gain and by the satisfaction of individual and team accomplishment. By establishing goals, monitoring results, and providing payments and recognition for accomplishment of results, the Company focuses executives on actions that will improve the Company and enhance shareholder value.

A final critical factor in attracting, motivating and retaining executives is providing them with retirement income based upon annual salary and actual bonus paid, as well as tenure. We recognize that executives choose to work for the Company from a variety of other alternative organizations, and one financial goal of employees is to provide a secure future for themselves and their families. The Committee reviews the design of retirement programs provided by competing companies and provides benefits that are commensurate with those of its competitors.

•	Designing and delivering incentive programs that support the Company’s business direction as approved by the Board of Directors and align executive interests with those of shareholders and customers.

In addition to rewarding performance that meets or exceeds goals, our annual and long-term incentives help executives focus on the priorities of our shareholders and customers. Both the annual incentive plan and the long-term incentive plan measure and reward the Company’s performance on Service Quality Indices (SQIs). These reporting measures were developed in collaboration with the Company’s regulator and provide customers with a report card on the Company’s customer service and reliability. In fact, we provide an annual accounting on these 11 measures to our customers each year. Additional key measures used for determining incentives are Earnings Per Share (EPS) in the annual incentive plan and Relative Total Shareholder Return (Relative TSR) in the long-term incentive plan. EPS and Relative TSR are important shareholder performance measures, but they also indicate to our customers that the Company will have the financial strength needed for long-term sustainability.

•	Executing the Company’s succession planning process to ensure that executive leadership continues uninterrupted by executive retirements or other personnel changes.

The Chairman, President and CEO leads the talent reviews and succession planning through meetings with his executive team. Each executive conducts talent reviews of senior employees who have high potential for assuming greater responsibility in the Company. The talent reviews include evaluations prepared within the Company and by external organizational development consultants. The Committee annually reviews these assessments of executive readiness, the plans for development of the Company’s key executives, and progress made on these succession plans. The Committee directly participates in discussion of succession plans for the position of Chairman, President and CEO.

2.	Our objective of aligning compensation payment levels with achievement of Company goals is supported by the following strategy:

•	Placing a significant portion of each executive’s total direct compensation at risk to align executive compensation with financial and operating performance. Total direct compensation is base salary plus annual and long-term incentive pay, and does not include retirement plan accruals.

When Company results are above expectations, total direct compensation is higher than our target of the 50th percentile. If results are below expectations, total direct compensation is lower than this targeted level. As described above as “pay for performance,” the Company’s variable pay program helps focus executives and creates a record of their results. When the performance of the executive team and all employees is better than planned, customers and shareholders benefit. Customers receive good customer service and reliable energy supplies at the least cost. Shareholders have the opportunity to receive dividends and increases in the value of their investment. By keeping a significant portion of pay at risk, the Company will not pay for results unless they are achieved. This is also why the Company targets the median pay of the market when performance goals are met, but will pay higher when performance exceeds targets.

Compensation Program Elements

This section continues the detailed discussion of the Company’s compensation program by identifying the elements of the program and examining how these elements function and why the Committee chooses to include the items in the compensation program.

The Company’s compensation policies encompass a mix of base salary, annual and long-term incentive compensation, health and welfare benefits, retirement programs, and a small number of perquisites. The Company also provides certain change in control benefits to executives. The total package is designed to provide participants with appropriate incentives that are competitive with the comparator group and achieve current operational performance and customer service goals as well as the long-term objective of enhancing shareholder value. The Company does not have a specific policy regarding the mix of cash and non-cash compensation elements, but arrives at a mix of pay by setting each compensation element relative to market comparators. The Company delivers compensation through cash and stock-based programs, because cash provides liquidity for employees while stock increases the connection to shareholders. Long-term performance-based incentives are designed to comprise the largest portion of each executive’s incentive pay. As an example, the mix of annual salary and annual and long-term incentive targets for the Chairman, President and CEO in 2006, if all annual and long-term performance goals were achieved, was 29% annual salary, 22% target annual incentive, and 49% target long-term incentive. Annually the Committee reviews total compensation opportunity and actual total compensation received over the prior years by each officer in the form of a tally sheet. This review helps inform the Committee’s decisions on plan designs by allowing the Committee to review overall pay received in relation to Company results.

Review of Pay Element Competitiveness

In making compensation decisions on base salary, annual and long-term incentive programs, management prepares comprehensive surveys of pay for review by the Committee and the Committee’s outside executive pay consultant, Towers Perrin. The surveys summarize data provided by the Towers Perrin Energy Services survey for a selection of utility and other companies that are most similar in scope and size to Puget Energy. For the review of compensation pay levels and practices in 2006, we included the following utility companies that were all of similar scope (generally $2 billion — $5 billion revenue and $4 billion — $10 billion asset size for 2005) and also participated in the Towers Perrin Energy Services survey:

1.	Alliant Energy	8.	New York Power Authority	15.	Scana Corp
2.	Allegheny Energy Inc	9.	Nicor	16.	Teco Energy Inc
3.	Ameren Corp	10.	NSTAR	17.	Vectren Corp
4.	Atmos Energy	11.	OGE Energy Group	18.	Washington Gas
5.	Energy East	12.	Peoples Energy	19.	Westar
6.	Great Plains Energy	13.	Pinnacle West Capital	20.	Wisconsin Energy Group
7.	MDU Resources Group Inc	14.	PNM Resources Inc.	21.	WPS Resources Corp

Base Salary

Base salaries are generally targeted at the 50th percentile for the comparator group. Actual salaries vary by individual and depend on additional factors, such as expertise, individual performance achievement, level of experience and level of contribution relative to others in the organization.

Generally, base salaries for executives are administered on a subjective, individual basis by the Committee using as a guideline, median salary levels of a select group of electric and combination gas and electric companies and other comparable companies from the group above, as well as internal equity among executives. We recognize that it is necessary to provide executives with a portion of total compensation that is delivered each month and provides a balance to other pay elements that are more at risk.

Base Salary Adjustments

The Committee reviewed Mr. Reynolds’ performance and based on his results and market comparison, his base salary for 2006 was increased from $750,000 per year to $775,000, a 3.3% increase. For the other named executives, Mr. Reynolds evaluated their performance during 2005 and recommended increases to the Committee based on individual performance. The recommended increases were similar to the range of salary increases awarded to all employees. The Committee reviewed market comparisons and found the proposed increases appropriate. These increases were: Mr. Valdman, a 4% increase to $364,000; Ms. O’Connor, a 3.2% increase to $289,000; Ms. McLain, a 3.0% increase to $273,000, and Mr. Markell, a 3.3% increase to $268,000.

Annual Incentive Compensation

In addition to reviewing base salaries paid by our market comparator group, we also review annual incentive payments through an annual review of total cash compensation (base salaries plus incentives). Total cash compensation is targeted at the 50th percentile of total compensation for the industry comparator group if the Company’s annual performance goals are achieved at target. If performance goals significantly exceed target, total cash compensation can approach the 75th percentile.

All PSE employees, including executive officers, participate in an annual incentive program. The plan is designed to provide financial incentives to executives for achieving desired annual operating results while meeting the Company’s service quality commitment to customers. The 2006 plan had a funding level based on Earnings Per Share (EPS) and attainment of Service Quality Indices (SQIs). The Committee can adjust earnings per share used in annual incentive calculation to exclude nonrecurring items that are outside the normal course of business for the year. Individual awards were based 70% on Company EPS results and 30% on performance against team and individual goals. Individual goals were developed from the overall corporate goals for 2006:

•	Great Customer Service — Provide noticeably-improved service to our customers by leveraging new systems, improving processes and enhancing employee development and training.

•	Generation and Delivery — Manage our existing resources and acquire needed new ones in a way that meets customers’ needs and provides a fair return to shareholders.

•	Be a Good Neighbor — Through our Energy Efficiency, corporate giving and employee involvement efforts, demonstrate to our key constituents and communities that we accept leadership responsibility in the effort to make our region better.

•	Dedication to Employees — Focus on safety, teamwork, process improvements, technology and controls to make PSE truly a Great Place To Work.

•	Own it — Each employee should manage the resources under their control as if they owned them.

For 2006, a threshold level of $1.38 EPS (Puget Sound Energy utility EPS) and 5 out of 11 SQI performance was required before any incentives could be paid. In order for target level annual incentives to be paid, the Company needed to achieve EPS of $1.47/share and meet 10 out of 11 SQIs. Actual performance for 2006 was better than the target level for EPS, but below target for SQI achievement. Utility EPS was $1.52, and SQI achievement was 9 out of 11, leading to a funding level of 105.75% (117.5% x 90% = 105.75%).

For 2006, the target incentives for this plan varied by executive officer: The target for Mr. Reynolds was 75% of base salary, for Mr. Valdman, 60% of base salary, and the targets for Ms. O’Connor, Ms. McLain, and Mr. Markell were 45% of base salary. The maximum incentive for exceptional performance in this plan is twice the target incentive.

For 2006, the performance goals for the named executives of PSE included EPS performance and other specified operational goals. The targets for Messrs. Reynolds, Valdman and Markell and for Ms. O’Connor and

Ms. McLain were based 70% on EPS performance and based 30% team or individual goals. Based on the combination of financial results and operational goals, incentive awards were funded at 105.75% of target, and after considering performance on individual and team goals, the following amounts were paid: Mr. Reynolds, $614,672; Mr. Valdman, $230,958; Ms. O’Connor, $137,528; Ms. McLain, $129,914 and Mr. Markell, $127,534.

Long-Term Incentive Compensation

Total direct compensation (base salary, annual incentive and long-term incentives) opportunities are designed to be competitive with market practices, generally targeting the 50th percentile. The Puget Energy 2005 Long Term Incentive Plan (LTIP), approved by shareholders in 2005, provides for several forms of multi-year incentive grants, both equity and cash-based awards. Even though the LTIP provides many types of awards, the Company’s use of the plan typically divides into two types of grants — annual grants of Performance Shares and Performance-Based Restricted Stock to all eligible employees, and new employment grants to newly hired executives. The Company does not use stock options frequently, even though permitted under the LTIP, because the Committee believes that performance shares and performance-based restricted stock generally have better incentive value for executives in a utility industry company.

The Company’s most common use of the LTIP is for annual grants to eligible plan participants. The Committee has been using Performance Shares since the LTIP was initially approved by shareholders in 1995. As part of ongoing reviews of the effectiveness of the LTIP program, Performance Share measures and features of the plan have been modified occasionally. In 2006, based on a review of competitive practice of utility companies and the Committee’s objectives, the Committee revised its long-term incentive program and granted PSE executives and key employees a mixture of Performance Share grants and Performance-Based Restricted Stock grants. The total value of long-term incentive compensation awards is consistent with prior years. The Performance-Based Restricted Stock was introduced to provide a balance to the Performance Share program.

•	A Performance Share grant establishes a target number of shares of stock that will be paid to the participant if the Company achieves the targeted level of performance during the multi-year performance cycle. The actual award paid is based on Company performance relative to target, subject to a minimum threshold level of performance. The Committee has the right under the 2005 LTIP to authorize a payment of LTIP awards that differ from the grant’s performance based calculation. Since the current program began in 1995, the Committee has not made any discretionary changes to award payments. At the completion of the performance cycle, if the Performance Share grant is paid, the participant receives shares of stock and a cash payment equivalent to the dividends that would have been paid on this number of shares during the performance period. Effective with grants made in 2004, participants who are meeting or exceeding shareholder ownership guidelines may elect to receive up to 50% of the value of the Performance Shares in cash.

•	A Performance-based Restricted Stock grant is a grant of shares that vest based on a combination of continued service and attainment of Company performance. The Performance-Based Restricted Stock vests in installments over a three-year period only if a target service quality measure is met and the participant remains employed with the Company.

The Committee establishes the number of LTIP shares that will be paid to each plan participant by evaluating the market comparator group’s actual payment and forecast target payment of long-term incentive awards and based on the participant’s level of responsibility. The Committee generally does not consider previously granted awards or the level of accrued value from prior programs when granting annual incentive awards or making new LTIP grants of performance shares and performance-based restricted stock. Each year’s grant is primarily viewed in the context of the compensation opportunity needed in that year to maintain the Company’s competitive position relative to the comparator group. Target Performance Share awards are calculated based on a percentage of annual salary, and are translated into a target number of shares using the average of the month ending stock prices from the three months prior to the start of the performance period. Targets are 170% of base salary for Mr. Reynolds, 110% for Mr. Valdman and 95% for Ms. O’Connor, Ms. McLain and Mr. Markell. The Company’s use of Performance Shares also includes a feature termed “banking” which is an evaluation of the interim performance of the grant at the end of the first and second years of the performance period. If Company performance up to that point in the grant qualifies for payment, then a portion of shares will be credited to the participant in the form of restricted stock units that will be paid at the end of the performance period, provided the participant continues employment until that time.

The points below summarize the performance measures and design of the LTIP grants that are currently outstanding and those which completed during 2006.

•	Named executive officers were granted 2006-2008 Performance Share and Performance-Based Restricted Stock grants. For the CEO, the LTIP grant was approximately 70% Performance Shares and 30% Performance-Based Restricted Stock. For other executive officers, the LTIP grant was 50% Performance Shares and 50% Performance-Based Restricted Stock. The performance share grant will be calculated based on Puget Energy’s relative total shareholder return relative to the EEI Combination Gas & Electric Investor Owned Utilities Index and performance outcomes on a set of service quality measures during the performance period. The grant requires a threshold performance of relative total shareholder return at the 25th percentile, and pays at target level if total shareholder return is at the 50th percentile and 10 out of 11 SQIs are met. The Performance Shares have interim calculations (“banking”) at the end of 2006 for 15% of the shares, at the end of 2007 for 25%, and at the conclusion of the performance period in 2008 for the remaining 60% of the shares. For the CEO, the grant of Performance-Based Restricted Stock approximately represents 30% of the target value (50% of target value for other executive officers). Vesting is based on the Company meeting or exceeding 8 out of 11 SQIs and the participant continuing employment through the vesting dates at the end of 2006 (15% vesting), 2007 (25% vesting) and 2008 (60% vesting). The Performance measures were met for 2006, and 15% of the Performance-Based Restricted Stock grant was paid as shown on the “Stock Vested” table.

•	Named executive officers have a 2005-2007 Performance Share award cycle outstanding. These Performance Share grants have a three-year performance cycle and are based on Puget Energy’s total shareholder return relative to the EEI Combination Gas & Electric Investor Owned Utilities Index and performance outcomes on a set of service quality measures during the performance period. Performance is measured and a portion of the award determined at the end of each year in the three-year cycle, with payout for all three years made at the conclusion of the cycle based on continued service until that date. The Performance Shares have interim calculations (“banking”) at the end of 2005 for 15% of the shares, at the end of 2006 for 25%, and at the conclusion of the performance period in 2007 for the remaining 60% of the shares. The number of shares delivered at the end of the three-year cycle will range from zero to 155.5% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid. As part of the 2005-2007 performance share grant, performance on 25% of the grant was determined based on 2005-2006 cumulative two-year results. Performance on relative TSR was at the 17.5 percentile versus the comparator group (below threshold for payment) and service quality measure achieved 90% of target. Combining the two measures, the overall two-year performance of the cycle was 27% (SQI measure is 30% of grant and finished at 90%, so 30% x 90% = 27%). When the overall two-year performance is applied to the 25% of grants being determined, 6.8% of the target shares are credited.

•	Named executive officers had two performance cycles that completed on December 31, 2006: one from 2003-2006 and one from 2004-2006. The 2003-2006 cycle was the last four-year performance cycle and was 100% based on Puget Energy’s cumulative four-year total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities index during that period. Company performance was below the 35% relative TSR threshold and no payments were made. The 2004-2006 cycle was the first of three-year performance cycles and was based on Puget Energy’s total shareholder return, Puget Energy’s total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index and performance outcomes on a set of service quality measures during the performance period. Puget Energy’s three-year cumulative total shareholder return compared to that of the companies in the EEI Combination Gas & Electric Investor Owned Utilities index was below the threshold for payment. However, three-year cumulative total shareholder return for Puget Energy was 21.5%, with SQI performance of 9/11. This generated payout at 20% for the 60% of the grant remaining, or 12% of targeted shares. When added to 5.25% of target shares “banked” in 2004 based on 2004 Company performance, the additional 12% resulted in an overall payout of 17.25% of target shares. These shares and dividend equivalents (accrued during the performance period and paid out in cash) were paid to named executives as shown in the “Stock Vested” table.

New employment grants are the other typical type of grant from the LTIP and are made to attract an executive to the Company, and often are also used to replace value the candidate would forfeit from similar awards by moving to the Company. New employment grants are usually in the form of restricted stock, performance shares, or in one recent case, non-qualified stock options. Of the current named executives, three received new employment grants from the LTIP when they joined the Company. Mr. Markell received pro-rata grants of Performance Shares for Performance Share cycles that were outstanding when he joined in 2002. Mr. Valdman received a restricted stock grant and pro-rata grants of Performance Shares. Mr. Reynolds received a restricted stock grant and two grants of non-qualified stock options.

Timing of Grants

The Committee approves LTIP grants in the first quarter of the year at the regular meeting of the Committee, which typically is within a month after the Company has publicly released a report of its annual earnings. Due to administrative requirements, the Committee may make the effective date of grants up to five business days after the date of Committee action. The Committee may also make grants of stock options or stock appreciation rights to selected executive officers in appropriate circumstances. These circumstances would generally include the hiring of new executives or the need to retain current executive officers. The Company’s policy for pricing stock options is to establish the grant price as the fair market value of Puget Energy stock on the date that the Committee approves the grant of stock options. The LTIP defines fair market value as the average of the high and low price for Puget Energy stock on the date of grant. The options granted at employment for Mr. Reynolds were priced on January 8, 2002, the date that the Committee approved Mr. Reynolds as President and CEO. There have been no option grants to executives since these January 8, 2002 employment option grants.

Stock Ownership

The Company has established stock ownership guidelines to be achieved over a five-year period for PSE officers and key managers. For executives, holding a certain amount of stock relative to their current income helps to strengthen their alignment to shareholders. The guidelines range from five times base salary for the Chairman, President and CEO to two times base salary for the named executive officers to 50% of base salary for other key employees. Directly owned shares, share equivalents in the deferred compensation plan, and contingent shares in the LTIP that are forecast to be paid, count towards meeting the stock ownership guidelines. The Company has determined that as of December 31, 2006, all of the Named Executive Officers meet or exceed their guidelines. Officers and Directors of the Company are not allowed to own derivatives of Puget Energy stock, nor are they allowed to own shares in margin accounts.

Impact of Accounting and Tax Treatment of Compensation

The accounting treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Company considers the accounting impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive. The Company considers the tax impact of long-term incentive compensation awards, and therefore to the extent practical, strives to deliver pay that qualifies under IRS section 162(m) as performance-based to obtain a corporate tax deduction. Under 162(m), the Company may not deduct compensation expense for the named executives if that expense is over one million dollars, except that performance-based pay is excluded from the total pay applying to 162(m). Our LTIP grants of performance-based restricted stock and performance shares are designed to meet the performance-based qualification and therefore are fully tax deductible. Only Mr. Reynolds has pay that normally exceeds the one million dollar level, and the majority of this pay is performance-based and qualifies for deduction under 162(m), although Mr. Reynolds received equity awards in prior years that were not qualified under 162(m).

Retirement Plans — Supplemental Executive Retirement Plan (SERP)

The Named Executive Officers, except Mr. Reynolds, participate in the SERP. The Committee determines which executive officers are eligible to participate in the SERP. Mr. Reynolds was offered the opportunity to participate in SERP when he was hired. However, he elected not to do so. He participates in the PSE tax-qualified Retirement Plan and receives an annual contribution to his account in the Deferred Compensation Plan for Key Employees in lieu of participating in the SERP (see below for description of the Deferred Compensation Plan). The Company maintains the SERP for executives to provide a benefit that is coordinated with the Retirement Plan. Without the addition of the SERP, these executives would receive lower percentages of replacement income during retirement than other employees. Additional information regarding the Retirement Plan and the SERP, as well as current balances, is shown in the “2006 Pension Benefits” table.

Retirement Plans — Deferred Compensation Plan

The Company’s Named Executive Officers are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan provides executives an opportunity to defer up to 100% of base salary, annual incentive bonus and vested performance shares, plus receive additional Company contributions made by PSE, into an account with four investment tracking fund choices. The funds mirror performance in major asset classes of bonds, stocks, Puget Energy stock, and an interest crediting fund that changes rate quarterly based on corporate bond rates. Similar to the SERP, the Deferred Compensation Plan is intended to allow the executives to defer current income, without being limited by the Internal Revenue Code contribution limitations for 401(k) plans. The Company contributions are also intended to restore benefits not available to executives under PSE’s tax-qualified plans due to Internal Revenue Code limitations on compensation and benefits applicable to those plans. Mr. Reynolds receives an annual Company contribution to his Deferred Compensation account equal to 15% of the base salary and annual incentive payment he received during the prior year. This account is a feature of Mr. Reynolds’ employment agreement. Additional information regarding the Deferred Compensation Plan and Mr. Reynolds’ employment agreement arrangement, as well as current balances, is shown in the “2006 Nonqualified Deferred Compensation” table.

Post Termination Benefits

The Company provides change in control agreements to its Named Executive Officers to establish in advance the terms of payments if the Company should have a change in control. When the Company has a change in control, it is likely that some or all of the executives will not be offered jobs in the new company. Change of control agreements are important for two reasons. First, many executives when joining a new company require a level of assurance that they will receive pay in the event of a change in control after they join the Company. Secondly, the Company provides change in control agreements so that the executive officers are focused on the Company’s ongoing operations and not distracted by the employment uncertainty that can arise in the event of a change in control. In 2006, the Committee reviewed and amended existing change in control arrangements in light of benchmarking information provided by Towers Perrin, and believes that the amended arrangements provide competitive benefits. The change in control agreements call for accelerated vesting of equity awards in the event of a change in control, meaning that participants will receive accelerated vesting even if their employment continues with the new company. Payment of severance benefits to Mr. Reynolds would occur in the event of a change in control. Payment of severance benefits, however, requires a “double trigger” of change in control and the executive not continuing employment with the new company, except Mr. Reynolds’ employment agreement provides that payment of severance benefits will be made at the time of a change in control. The “Potential Payments Upon Termination or Change in Control” section describes the change in control agreements with the Named Executive Officers as well as other plans and arrangements that would provide benefits on termination of employment.

Other Compensation

In addition to base salary and annual and long-term incentive award opportunities, the Company also provides the Named Executive Officers with benefits and perquisites targeted to competitive practices. The executives participate in the same group health and welfare plans as other employees. Company vice presidents and above, including the executives, are eligible for additional disability and life insurance benefits. The executives are also eligible to receive reimbursement for financial planning, tax preparation, and legal services, business club memberships and executive physicals. The reimbursement for financial planning, tax preparation, and legal services is provided to allow executives to concentrate on their business responsibilities. Business club memberships are provided to allow access for business meetings and business events at club facilities and executives are required to reimburse the Company for individual use of club facilities. Perquisites do not make up a significant portion of executive compensation, amounting to less than $10,000 in total for each executive in 2006.

Relationship Among Compensation Elements

A number of compensation elements increase in absolute dollar value as a result of increases to other elements. Base salary increases translate into higher dollar value incentive opportunity for annual and long-term incentives, because each plan operates with a target level award set as a percentage of base salary. Base salary increases also increase the level of retirement benefits, as do actual annual incentive plan payments. Some key compensation elements are excluded from consideration when determining other elements of pay. Retirement benefits exclude LTIP payments in the calculation of qualified retirement (pension and 401(k)) and SERP benefits.

Compensation and Leadership Development Committee Report

The Board of Directors of Puget Energy delegates responsibility to the Compensation and Leadership Development Committee to establish and oversee the Company’s executive compensation program. For a discussion of the Committee’s policies and procedures, see the “Compensation and Leadership Development Committee”. Each member of the committee meets the independence requirements of the SEC and the NYSE.

The Compensation and Leadership Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Compensation and Leadership
Development Committee of
Puget Energy, Inc.

Stephen E. Frank, Chair
William S. Ayer
Herbert B. Simon

SUMMARY COMPENSATION

The following information is furnished for the year ended December 31, 2006 with respect to the “Named Executive Officers” during 2006. The positions and offices below are at Puget Energy and PSE, except that Mr. Markell and Ms. McLain are officers of PSE only. Salary compensation includes amounts deferred at the officer’s election.

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Plan Earnings	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($)	($) (2)	($) (3)	($) (4)	($)

Stephen P. Reynolds Chairman, President and Chief Executive Officer	2006	$769,901	$0	$1,748,506	$0	$614,672	$28,882	$287,221	$3,449,182
Bertrand A. Valdman Senior Vice President and Chief Financial Officer	2006	361,142	0	246,619	0	230,958	100,208	50,225	989,152
Jennifer L. O’Connor Senior Vice President and General Counsel, Chief Ethics and Compliance Officer	2006	287,163	0	111,554	0	137,528	122,079	32,192	690,516
Susan McLain Senior Vice President Operations	2006	271,367	0	130,098	0	129,914	189,127	30,309	750,815
Eric M. Markell Senior Vice President Energy Resources	2006	266,264	0	127,499	0	127,534	160,913	32,906	715,116

(1)	Reflects accounting expense recognized during 2006 for all outstanding stock awards, in accordance with SFAS No. 123R. This includes amounts recognized for grants made in 2006 and in prior years for performance based LTIP awards. The actual payment of the LTIP grants depends on Company performance and requires a threshold performance before any payment is made. Assumptions used in the calculation of these amounts are included in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007 (the “2006 Form 10-K”). A description of the LTIP grants appears in the “Compensation Discussion and Analysis” section and the estimated threshold, target and maximum amounts that might be paid for the 2006 LTIP grants is set forth in the “Grants of Plan-Based Awards” table.

(2)	Reflects annual cash incentive compensation paid under the 2006 Goals & Incentive Plan. These amounts are based on performance in 2006, but were determined by the Compensation and Leadership Development Committee in February 2007 and paid shortly thereafter or deferred at the officer’s election. The 2006 Goals & Incentive Plan is described in further detail under “Compensation Discussion and Analysis”. The threshold, target and maximum amounts of annual cash incentive compensation that might have been paid for 2006 performance is set forth in the “Grants of Plan-Based Awards” table.

(3)	Reflects the aggregate increase in the actuarial present value of the officer’s accumulated benefit under all pension plans during the year. The amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the officer may not currently be entitled to receive because such amounts are not vested. Information regarding these pension plans is set forth in further detail under “2006 Pension Benefits”. Mr. Reynolds does not participate in the SERP, and his accumulated benefit shown is only from the qualified pension plan. Also included in this column are the portion of Deferred Compensation Plan earnings that are considered above market. These amounts for 2006 are: Mr. Reynolds $254, Ms. O’Connor, $340; Ms. McLain, $136; and Mr. Markell $146. See the 2006 “Non-Qualified Deferred Compensation” table for all Deferred Compensation Plan earnings.

(4)	All Other Compensation is shown in detail on the table below.

Detail of All Other Compensation

					Registrant
	Perquisites and			Payments/	Contributions
	Other Personal		Discounted	Accruals on	to Defined
	Benefits	Tax	Securities	Termination	Contribution	Insurance
Name	(1)	Reimbursements	Purchases	Plans	Plans (2)	Premiums	Other (3)

Stephen P. Reynolds	$9,318	$0	$0	$0	$265,065	$0	$12,838
Bertrand A. Valdman	8,953	0	0	0	40,778	0	494
Jennifer L. O’Connor	2,000	0	0	0	29,536	0	656
Susan McLain	0	0	0	0	28,041	0	2,268
Eric M. Markell	3,570	0	0	0	27,534	0	1,802

(1)	Annual reimbursement for financial planning, tax planning, and/or legal planning, up to a maximum of $5,000 for Mr. Reynolds and Mr. Valdman, $2,500 for other Named Executive Officers. During an executive’s initial year, the reimbursement for financial, tax, and legal planning is higher, recognizing the cost of the initial plans. None of the Named Executive Officers received benefits for the initial plan, but if they had, the maximum reimbursement would have been $9,500 financial planning and $5,000 legal (Mr. Reynolds and Mr. Valdman); $5,000 financial planning and $2,500 legal (other executives). Club use is primarily for business purposes, but Company club expense is included where the executive is also able to use the club for personal use. Expenses for personal club use are directly paid by the executive, not PSE.

(2)	Includes Company contributions during 2006 to PSE’s Investment Plan (a tax qualified 401k plan) and the Deferred Compensation Plan. For Mr. Reynolds, this includes the Company contribution to the Performance-Based Retirement Equivalent Stock Account, which is described in more detail in the “2006 Nonqualified Deferred Compensation” section.

(3)	Other column includes:

Stephen P. Reynolds	$10,000 payment of dividend equivalents on Performance Stock Units, $2,838 imputed income of life insurance
Bertrand A. Valdman	$494 imputed income on life insurance
Jennifer L. O’Connor	$656 imputed income on life insurance
Susan McLain	$2,268 imputed income on life insurance
Eric M. Markell	$1,802 imputed income on life insurance

2006 Grants of Plan-Based Awards

The following table presents information regarding 2006 grants of annual incentive awards and LTIP awards, including the range of potential payouts for the annual incentive awards and performance share awards.

		Estimated Future Payouts under
		Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			Grant
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Date Fair
Name	Date	($)	($)	($)	(#)	(#)	(#)	Value ($) (4)

Stephen P. Reynolds
Annual Incentive (1)	3/3/2006	$174,375	$581,250	$1,429,875				n/a
LTIP PS (2)	3/3/2006				15,085	50,282	87,994	$1,072,012
LTIP RS (3)	3/3/2006					18,319	18,319	390,561
Bertrand A. Valdman
Annual Incentive (1)	3/3/2006	65,520	218,400	537,264				n/a
LTIP PS (2)	3/3/2006				3,384	11,279	19,738	240,468
LTIP RS (3)	3/3/2006					9,588	9,588	204,416
Jennifer L. O’Connor
Annual Incentive (1)	3/3/2006	39,015	130,050	319,923				n/a
LTIP PS (2)	3/3/2006				2,320	7,734	13,535	164,889
LTIP RS (3)	3/3/2006					7,774	7,774	165,742
Susan McLain
Annual Incentive (1)	3/3/2006	36,855	122,850	302,211				n/a
LTIP PS (2)	3/3/2006				2,192	7,306	12,786	155,764
LTIP RS (3)	3/3/2006					6,210	6,210	132,397
Eric M. Markell
Annual Incentive (1)	3/3/2006	36,180	120,600	296,676				n/a
LTIP PS (2)	3/3/2006				2,152	7,172	12,551	152,907
LTIP RS (3)	3/3/2006					6,097	6,097	129,988

(1)	Annual Goals and Incentive Plan. As described in the Compensation Discussion and Analysis, the plan has dual funding thresholds in 2006 of $1.33 EPS and SQI performance of 5/11. Payment would be $0 if either threshold is not met. The threshold estimate assumes $1.33 EPS and SQI performance at 10/11. The target estimate assumes $1.47 EPS and SQI performance at 10/11. The maximum estimate assumes $1.65 EPS or higher and SQI performance at 11/11.

(2)	LTIP Performance Shares for 2006-2008. As described in the Compensation Discussion and Analysis, Performance Shares are calculated at the end of the three year performance period based on Company results in relative TSR and SQI performance. Threshold estimate assumes that PE’s TSR is below the 25th percentile of the comparison group and the SQI result is 10/11, for an overall payment of 30% of target. Target estimate assumes that PE’s TSR equals the 50th percentile of the comparison group and the SQI result is 10/11, for an overall payment of 100% of target. Maximum estimate assumes that PE TSR is at or above the 85th percentile of the comparison group and the SQI result is 10/11, for an overall payment of 175% of target. Payments of Performance Shares vary significantly and have paid at the following percentages of target: 2000-2003 110%, 2001-2004 30%, 2002-2005 20%, 2003-2006 0% and 2004-2006 17.5%.

(3)	LTIP Performance-Based Restricted Stock for 2006-2008. As described in the Compensation Discussion and Analysis, the 2006-2008 plan included two types of awards. The Performance-Based Restricted Stock grants vest based on achievement of 8/11 SQIs and continued service during the performance cycle. Target and Maximum estimates both assume that all shares vest.

(4)	Grant Date Fair Value is calculated as the target number of shares at the closing price of Puget Energy stock on March 3, 2006 of $21.32.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held as of December 31, 2006.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
	Option Awards							Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan			Number of	Market	Number	Value of
			Awards:			Shares or	Value of	of Unearned	Unearned
	Number of	Number of	Number of			Units of	Shares or	Shares,	Shares,
	Securities	Securities	Securities			Stock	Units of	Units or	Units or
	Underlying	Underlying	Underlying			Held that	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Have	Held that	Rights That	Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($) (6)	(#)	($) (6)

Stephen P. Reynolds
(1)	270,000	30,000	0	$22.51	1/8/2012	60,000	$1,521,600
(2)								40,000	$1,014,400
(3)								21,411	542,975
(4)								65,853	1,670,036
Bertrand A. Valdman
(5)						4,000	100,000
(3)								6,465	163,960
(4)								19,429	492,714
Jennifer L. O’Connor
(3)								2,351	59,624
(4)								14,342	363,711
Susan McLain
(3)								4,228	107,212
(4)								12,585	319,143
Eric M. Markell
(3)								4,140	104,983
(4)								12,354	313,309

(1)	Stock option awards granted January 8, 2002, unvested shares as of December 31, 2006 vested on January 1, 2007 and now all are vested. Restricted stock and restricted stock unit awards vest 10,000 shares January 1, 2007, 20,000 shares January 1, 2008, and 30,000 in May 2008 after the annual shareholder meeting.

(2)	Performance-Based Restricted Stock grant will vest 40,000 shares in May 2008 after the annual shareholder meeting.

(3)	LTIP grant for 2005-2007 cycle is forecast to finish at or below threshold, which is 30% of target award.

(4)	LTIP grant for 2006-2008 cycle is forecast to finish between threshold and target. Figures are shown at target.

(5)	Restricted stock award granted at hire will have remaining 2,000 shares vest December 4, 2007.

(6)	Market value is based on the closing price of Puget Energy stock on December 29, 2006 of $25.36.

Stock Vested in 2006

The following table provides information regarding vesting of stock awards during 2006. No stock options were exercised during 2006.

	Stock Award
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)

Stephen P. Reynolds(1)(2)	25,717	$638,585
Bertrand A. Valdman(2)(3)	7,401	186,970
Jennifer L. O’Connor(2)	2,491	63,160
Susan McLain(2)	3,523	89,356
Eric M. Markell(2)	3,449	87,473

(1)	Vesting of 10,000 shares of employment restricted stock grant.

(2)	Payment of 2004-2006 LTIP cycle at 17.25% of target and vesting of 15% of 2006-2008 Performance-Based Restricted Stock grant.

(3)	Vesting of 2,000 shares of employment restricted stock grant.

2006 Pension Benefits

The following table provides information for each of the Named Executive Officers regarding the actuarial present value of the officer’s accumulated benefit and years of credited service under each of the Retirement Plan for Employees of Puget Sound Energy, Inc. (the “Retirement Plan”) and the Puget Sound Energy, Inc. Supplemental Executive Retirement Plan (the “SERP”). The present value of accumulated benefits was determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Except as described below in footnote (1), relating to Mr. Reynolds, each of the Named Executive Officers participates in both plans.

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($) (2)(3)

Stephen P. Reynolds(1)	PSE Retirement Plan	5.0	$102,078
	PSE SERP	n/a	n/a
Bertrand A. Valdman	PSE Retirement Plan	3.1	50,678
	PSE SERP	3.1	177,229
Jennifer L. O’Connor	PSE Retirement Plan	3.9	58,597
	PSE SERP	3.9	212,910
Susan McLain	PSE Retirement Plan	18.7	224,453
	PSE SERP	18.7	878,600
Eric M. Markell	PSE Retirement Plan	4.4	84,376
	PSE SERP	4.4	327,945

(1)	Mr. Reynolds participates in the Retirement Plan, but does not participate in the SERP. In lieu of participating in the SERP, Mr. Reynolds receives an annual credit of performance-based stock equivalents to a Performance-Based Retirement Equivalent Stock Account in the Deferred Compensation Plan. The value of this account at December 31, 2006 is shown in the “2006 Nonqualified Deferred Compensation Plan” table and the stock equivalent program is further described in the narrative text accompanying that table.

(2)	The amounts reported in this column for each officer were calculated assuming no future service or pay increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Retirement Plan and the SERP are the actuarial present values as of December 31, 2006 of the benefits earned as of that date and payable at normal retirement age (age 65 for the Retirement Plan and age 62 for the SERP). Future cash balance interest credits were assumed to average 6.5% annually (1.625% quarterly). The discount assumption is 5.8%, and the post-retirement mortality assumption is based on the 1994 Group Annuity Reserving Table (unisex). An applicable interest rate of 5.5% is assumed for the purpose of converting annuity benefits to lump sum amounts at retirement. These assumptions are consistent with the ones used for the Retirement Plan and the SERP for financial reporting purposes. In order to determine the change in pension values for the “Summary Compensation” table, the values of the Retirement Plan and the SERP benefits were also calculated as of December 31, 2005 for the benefits earned as of that date. Future cash balance interest credits were assumed to average 5.5% annually (1.375% quarterly). The discount assumption used in that calculation was 5.6%, which is the assumption used for financial reporting purposes for 2005. Other assumptions used to determine the value as of December 31, 2005 were the same as those used for December 31, 2006.

(3)	As described in footnote (2) above, the amounts reported for the SERP in this column are actuarial present values, calculated using the actuarial assumption used for financial reporting purposes. These assumptions are different from those used to calculate the actual amount of benefit payments under the SERP (see text below for a discussion of the actuarial assumptions used to calculate actual payment amounts). For each SERP-eligible Named Executive Officer who was vested in his or her SERP benefit as of December 31, 2006, the following table shows the estimated lump sum amount that would be paid to the Named Executive Officer at age 62 (without discounting to the present), calculated as if such Named Executive Officer had terminated employment on December 31, 2006. For those Named Executive Officers who were not vested in their SERP benefits as of December 31, 2006, the following table reflects the fact that they are not yet vested by showing their age 62 lump sum SERP benefit as $0.

Executive	Lump Sum	Vested Amount

Bertrand A. Valdman	$491,266	$491,266
Jennifer L. O’Connor	414,899	0
Susan McLain	1,696,124	1,696,124
Eric M. Markell	473,105	0

Retirement Plan

The Retirement Plan is a broad-based, tax-qualified defined benefit plan that provides benefits upon retirement or other termination of employment to eligible employees of the Company, PSE and their affiliates. Benefits under this plan are funded by the Company, PSE and their participating affiliates and are paid out of a trust. PSE’s and the Company’s salaried employees, including the Named Executive Officers, are eligible to participate in the Retirement Plan and accrue benefits under the plan in accordance with the plan’s cash balance formula, beginning on their date of hire. Under this formula, a bookkeeping account (a “Cash Balance Account”) is established in the name of each participant. For participants who were participating in the Retirement Plan on March 1, 1997, the opening balance in this account is based on the actuarial present value of their accrued benefit, as of February 28, 1997, under the previous Retirement Plan formula. For all other participants, the opening balance is zero. As of the last day of each calendar year beginning with 1997, each participant’s Cash Balance Account is credited with an amount equal to a percentage of the participant’s eligible compensation for such year. The applicable percentage for a participant depends on the participant’s age as of the last day of that year, and is determined as follows:

Applicable
Participant’s Age at Year-End	Percentage

Less than 30 years	3%
At least 30 years, but less than 40 years	4%
At least 40 years, but less than 50 years	5%
At least 50 years, but less than 55 years	6%
At least 55 years, but less than 60 years	7%
60 years or more	8%

If a participant’s employment terminates during a calendar year, the participant’s compensation credit for such year will be based on the participant’s age and eligible compensation as of the date his or her employment terminates and will be credited to his or her Cash Balance Account as of the earlier of the last day of such calendar year or the date on which the participant’s Retirement Plan benefit is paid or commences to be paid. Eligible compensation generally includes base salary and bonuses (other than bonuses paid under the Puget Sound Energy Long Term Incentive Program for Senior Management, signing, retention and similar bonuses and bonuses paid after the end of the year in which the participant’s employment terminates), up to the limit imposed by the Internal Revenue Code. For 2006, the Internal Revenue Code compensation limit was $220,000. For 2007, it is $225,000.

Each participant’s Cash Balance Account also receives interest credits as of the last day of each calendar quarter, based on the balance in such account as of the first day of such quarter. The interest crediting rate is 4% per year (1% per quarter) or such higher amount as PSE may determine. For 2006 and 2007 the annual interest crediting rate is 6.5% (1.625% per quarter). If a participant’s Retirement Plan benefit is paid, or commences to be paid, during the calendar quarter, then interest credits will be prorated through the last day of the month preceding the month in which such benefit is paid or commences to be paid.

A participant’s Retirement Plan benefit generally vests upon the earlier of the participant’s completion of five years of active service with the Company, PSE or their affiliates or attainment of age 65 (the Retirement Plan’s normal retirement age). Normal retirement benefit payments begin to a vested participant as of the first day of the month following the later of the participant’s termination of employment or attainment of age 65. However, subject to the reduction for early commencement described below, a vested participant may elect to have his or her benefit under the Retirement Plan paid, or commence to be paid, as of the first day of any month commencing after the date on which his or her employment with the Company, PSE and their affiliates terminates. As of December 31, 2006, Mr. Reynolds and Ms. McLain were vested.

The normal form of benefit payment for unmarried participants is a straight life annuity providing monthly payments for the remainder of the participant’s life, with no death benefits. The straight life annuity is actuarially equivalent to the balance in the participant’s Cash Balance Account as of the date of distribution, projected to the last day of the month containing the participant’s 65th birthday (if benefits are paid or commence to be paid prior that date) using the interest crediting rate(s) in effect at that time. For married participants, the normal form of benefit payment is an actuarially equivalent joint and 50% survivor annuity with a “pop-up” feature providing reduced monthly payments (as compared to the straight life annuity) for the remainder of the participant’s life and, upon the participant’s death, monthly payments to the participant’s surviving spouse for the remainder of the spouse’s life in an amount equal to 50% of the amount being paid to the participant at the time of his or her death. Under the pop-up feature, if the participant’s spouse predeceases the participant, the participant’s monthly payments increase to the level that would have been provided under the straight life annuity. In addition, the Retirement Plan provides several other annuity payment options and a lump sum payment option that can be elected by participants. All payment options are actuarially equivalent to the straight life annuity. However, in no event will the amount of the lump sum payment be less than the balance in the participant’s Cash Balance Account as of the date of distribution (in some instances the amount of the lump sum distribution may be greater than the balance in the Cash Balance Account due to differences in the morality table and interest rates used to calculate actuarial equivalency). In determining actuarial equivalency, all forms of payment use the 1984 Unisex Pensioners Mortality Table and an 8% interest rate, except for the lump sum and social security adjustment options, which use the applicable mortality table and applicable interest rate, as required by the Internal Revenue Code. Currently, the applicable mortality table is the 1994 Group Annuity Reserving Table (unisex) and the applicable interest rate is the average annual interest rate on 30-year Treasury securities in effect for September of the year preceding the year of distribution. For 2006, the applicable interest rate was 4.47%. For 2007, it is 4.85%.

If benefit payments commence prior to the participant’s attainment of age 65, then the amount of the monthly payments (which, as noted above, is calculated by taking into account interest credits that would have been earned through the last day of the month containing the participant’s 65th birthday) will be reduced for early commencement to reflect the fact that payments will be made over a longer period of time. This reduction is subsidized — that is, it is less than a pure actuarial reduction. The amount of this reduction is, on average, 0.30% for each of the first 60 months, 0.33% for each of the second 60 months, 0.23% for each of the third 60 months and 0.17% for each of the fourth 60 months that the payment commencement date precedes the participant’s 65th birthday. Further reductions apply for each additional month that the payment commencement date precedes the participant’s 65th birthday.

If a participant in the cash balance portion of the Retirement Plan dies while employed by the Company, PSE or any of their affiliates, then his or her Retirement Plan benefit will be immediately vested. If a vested participant dies before his or her Retirement Plan benefit is paid, or commences to be paid, then the participant’s Retirement Plan benefit will be paid to his or her beneficiary(ies). If a participant dies after his or her Retirement Plan benefit has commenced to be paid, then any death benefit will be governed by the form of payment elected by the participant.

Supplemental Executive Retirement Plan

The SERP, which is a non-qualified defined benefit plan, provides a benefit to participating executives that supplements the retirement income provided to such executives by the Retirement Plan to the extent the Retirement Plan benefit formula provides a benefit that is less than a target benefit. PSE designates which executives are eligible to participate in the SERP. Mr. Valdman, Ms. O’Connor, Ms. McLain and Mr. Markell participate in the SERP. SERP benefits are paid by PSE out of its general assets. As a non-qualified deferred compensation plan, the SERP is subject to Section 409A of the Internal Revenue Code (“Section 409A”). The SERP document has not been formally amended to reflect Section 409A. However, PSE is administering the SERP in good faith compliance with the requirements of Section 409A and the following discussion reflects such administration. PSE intends to amend the SERP document to reflect Section 409A on or before the deadline imposed by Section 409A (currently, December 31, 2007). Benefits accrued and vested under the SERP prior to 2005 (“Frozen SERP Benefits”) are not subject to Section 409A’s requirements and continue to be governed under the terms of the SERP as in effect on December 31, 2004.

A participant’s SERP benefit generally vests upon the participant’s completion of five years of participation in the SERP while employed by the Company, PSE or any of their affiliates. Ms. McLain is vested in her SERP benefit based on her years of service. By agreement with PSE, Mr. Valdman became vested in his SERP benefit on the date he was hired. The monthly benefit payable under the SERP to a vested participant (calculated in the form of a straight life annuity payable for the participant’s lifetime commencing at the later of the participant’s date of termination or attainment of age 62) is equal to (1) below minus the sum of (2) and (3) below:

(1)	One-twelfth (1/12) of the participant’s highest average earnings times the participant’s years of credited service (not in excess of 15) times 3 1/3%. For purposes of the SERP, “highest average earnings” means the average of the participant’s highest three calendar years of earnings. The three calendar years do not have to be consecutive, but they must be among the last five calendar years completed by the participant prior to his or her termination. “Earnings” for this purpose include base salary and annual bonus, but do not include long-term incentive compensation. A participant will receive one “year of credited service” for each consecutive 12-month period he or she is employed by the Company, PSE or their affiliates. If a participant becomes entitled to disability benefits under PSE’s long-term disability plan, then the participant’s highest average earnings will be determined as of the date the participant became disabled, but the participant will continue to accrue years of credited service until he or she begins to receive SERP benefits.

(2)	The monthly amount payable (or that would be payable) under the Retirement Plan to the participant in the form of a straight life annuity commencing as of the first day of the month following the later of the participant’s date of termination or attainment of age 62.

(3)	The actuarially equivalent monthly amount payable (or that would be payable) to the participant as of the first day of the month following the later of the participant’s date of termination or attainment of age 62 from any pension-type rollover accounts (including the Annual Cash Balance Restoration Account) within the Deferred Compensation Plan. These accounts are described in more detail in the “2006 Nonqualified Deferred Compensation” section.

Normal retirement benefits under the SERP generally are paid or commence to be paid as of the first day of the month following the later of the participant’s termination of employment or attainment of age 62. Except as provided below, SERP benefits are normally paid in a lump sum that is equal to the actuarial present value of the monthly straight life annuity benefit. A participant may elect to have this lump sum transferred to the Deferred Compensation Plan, rather than paid directly to the participant, after which it will be paid in accordance with the provisions of the Deferred Compensation Plan. In lieu of the normal form of payment, a participant may elect to receive his or her SERP benefit in the form of monthly installment payments over a period of two to 20 years, in a straight life annuity or in a joint and survivor annuity with a 100%, 50% or 25% survivor benefit. All payment options are actuarially equivalent to the straight life annuity. In determining actuarial equivalency, the SERP uses the same mortality tables and interest rates as are used by the Retirement Plan. Frozen SERP Benefits are normally paid in the form of a straight life annuity for single participants and in the form of an actuarially equivalent joint and 50% surviving spouse annuity for married participants. However, participants can elect any of the payment options described above for their Frozen SERP Benefits. Of the Named Executive Officers, only Ms. McLain has Frozen SERP Benefits. None of the Named Executive Officers is eligible for early retirement benefit payments under the SERP.

If a participant dies while employed by the Company, PSE or any of their affiliates or after becoming vested in his or her SERP benefit, but before his or her SERP benefit has commenced to be paid, then the participant’s surviving spouse, if any, will receive a lump sum benefit equal to the actuarial equivalent of the survivor benefit such spouse would have received under the joint and 50% surviving spouse annuity option. This amount will be calculated assuming the participant would have commenced benefit payments in that form on the first day of the month following the later of his death or attainment of age 62. The lump sum benefit will then be reduced by one-third of one percent (1/3%) for each month by which the participant’s date of death preceded what would have been his 62nd birthday. Distribution will be made to the participant’s surviving spouse as soon as administratively practicable after the participant’s death. If the participant is not married, then no death benefit will be paid. If a participant dies after his or her SERP benefit has commenced to be paid, then any death benefit will be governed by the form of payment elected by the participant.

2006 Nonqualified Deferred Compensation

The following table provides information for each of the Named Executive Officers regarding aggregate executive and Company contributions and aggregate earnings for 2006 and year-end account balances under the Deferred Compensation Plan.

	Executive	PSE	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance
	in 2006	in 2006	in 2006	Distributions	at December 31, 2006
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)

Stephen P. Reynolds	$109,792	$249,815	$358,854	$0	$1,742,293
Bertrand A. Valdman	36,571	26,195	9,799	0	96,412
Jennifer L. O’Connor	22,048	16,067	11,339	0	215,231
Susan McLain	32,559	15,111	86,758	0	449,376
Eric M. Markell	18,913	14,020	13,936	65,957	143,253

(1)	The amount in this column for each executive reflects elective deferrals by the officer of salary, annual incentive compensation paid for 2006 or vested performance shares paid in 2006.

(2)	The amount reported in this column for each executive reflects contributions by PSE consisting of the Annual Investment Plan Restoration Amount and Annual Cash Balance Restoration Amount. For Mr. Reynolds, the amount also includes $168,921 in value of performance-based stock equivalents credited in the Deferred Compensation Plan’s Performance-Based Retirement Equivalent Stock Account and calculated pursuant to his employment agreement based on the closing price of Puget Energy stock on December 29, 2006 of $25.36. These amounts are also included in the total amounts shown in the All Other Compensation column of the Summary Compensation Table.

(3)	The amount in this column for each officer reflects dividends on deferred stock units and the change in value of other investment tracking funds.

(4)	The amount in this column for Mr. Markell reflects a scheduled interim payment pursuant to the terms of the Deferred Compensation Plan.

(5)	The amount reported in this column for each executive includes stock unit values based on the closing price of Puget Energy stock on December 29, 2006 of $25.36. The aggregate balance for Mr. Reynolds includes $158,956 of unvested performance-based stock equivalents credited in the Deferred Compensation Plan’s Performance-Based Retirement Equivalent Stock Account.

Deferred Compensation Plan

The Named Executive Officers are eligible to participate in the PSE Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan and its benefits are paid by PSE out of PSE’s general assets. The Deferred Compensation Plan is subject to the requirements of Section 409A of the Internal Revenue Code. PSE is currently administering the Deferred Compensation Plan in good faith compliance with Section 409A’s requirements and the discussion below reflects such administration. PSE intends to amend the Deferred Compensation Plan document to conform it with Section 409A’s requirements on or before Section 409A’s current amendment deadline of December 31, 2007. Deferred amounts earned and vested prior to 2005 are not subject to Section 409A’s requirements and continue to be governed under the terms of the Deferred Compensation Plan in effect on December 31, 2004.

Executives may defer up to 100% of base salary, annual incentive compensation and vested performance shares. In addition, each year, executives are eligible to receive Company contributions to restore benefits not available to them under PSE’s tax-qualified plans due to limitations imposed by the Internal Revenue Code. The Annual Investment Plan Restoration Amount equals the additional matching contribution under the 401(k) plan that would have been credited to an executive’s 401(k) plan account if the Internal Revenue Code limitations were not in place and if deferrals under the Deferred Compensation Plan were instead made to the 401(k) plan. The Annual Cash Balance Restoration Amount equals the actuarial equivalent of any reductions in an executive’s accrued benefit under the retirement plan due to Internal Revenue Code limitations or as a result of deferrals under the Deferred Compensation Plan. An executive must generally be employed on the last day of the year to receive these Company contributions, unless he or she retires or dies during the year in which case PSE will contribute a prorated amount.

In lieu of participation in the SERP, Mr. Reynolds receives an annual credit of performance-based stock equivalents to his Deferred Compensation Plan’s Performance-Based Retirement Equivalent Stock Account each January commencing on January 1, 2003. The number of stock equivalents is determined by calculating the number of shares obtained by taking 15% of Mr. Reynolds’ base salary and annual bonus for the preceding year and dividing that amount by the average per-share closing price of Puget Energy stock on the last day of October, November and December of the preceding year. The stock equivalents are entitled to dividend equivalents equal to all dividends declared on Puget Energy stock, which are then credited to the Performance-Based Retirement Equivalent Stock Account as additional stock equivalents. The stock equivalents vest over seven years from January 1, 2002 at 15% per year for the first six years, with the balance vesting on the date of the 2008 Annual Shareholders Meeting.

Executives choose how to credit deferred amounts among four investment tracking funds. The tracking funds mirror performance in major asset classes of bonds, stocks, Puget Energy stock, and interest crediting. The tracking funds differ from the investment funds offered in PSE’s 401(k) plan. The 2006 calendar year returns of these tracking funds were:

Vanguard Total Bond Market Index	4.40%
Vanguard 500 Index	15.64%
Puget Energy Stock	30.97%
Interest Crediting Fund	6.23%

Executives may change how deferrals are allocated to the tracking funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of Puget Energy stock. Changes generally become effective as of the first trading day of the following calendar quarter.

Executives generally may choose how and when to receive payments under the Deferred Compensation Plan. There are three types of in-service withdrawals. First, an executive may choose an interim payment of deferred based salary, annual bonus or vested performance shares by electing a payment date at the time of his or her deferral election. The interim payment cannot occur earlier than the third year following the year of the deferral election. Second, an in-service withdrawal may also be made to an executive upon a qualifying hardship event and demonstrated need. Third, only with respect to amounts earned and vested prior to 2005, the executive may elect an in-service withdrawal for any reason by paying a 10% penalty. Payments upon termination of employment depend on whether an executive is then eligible for retirement. If the executive’s termination occurs prior to his or her retirement date (generally the earlier of attaining age 62 or age 55 with five years of credited service), the executive will receive a lump sum payment of his or her vested account balance. If the executive’s termination occurs after his or her retirement date, the executive may choose to receive payments in a lump sum or via one of several installment options based on the executive’s vested account balances. Mr. Reynolds is the only Named Executive Officer currently retirement eligible. Payments to the executive following a termination or retirement date are generally delayed for six months in accordance with the requirements of Section 409A of the Internal Revenue Code, except distributions of Puget Energy stock take place in the following January and each January thereafter if applicable.

Potential Payments Upon Termination or Change in Control

The “Estimated Potential Incremental Payments Upon Termination or Change in Control” table reflects the estimated amount of incremental compensation payable to each of the Named Executive Officers following an executive’s termination of employment in the event of (i) an involuntary termination without cause or for good reason that is not in connection with a change in control; (ii) a change in control; (iii) an involuntary termination without cause or for good reason in connection with a change in control; (iv) retirement; (v) disability; or (vi) death. The amounts shown assume that the termination was effective as of December 31, 2006 and that the price of Puget Energy stock upon which certain of the calculations are made was the closing price of $25.36 on December 29, 2006. These amounts are estimates of the incremental amounts that would be paid out to the executive upon such terminations. The actual amounts to be paid out can only be determined at the time of the executive’s termination.

Payments Made Upon Termination

Regardless of the manner in which an executive’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. These amounts, which are not included in the “Estimated Potential Incremental Payments Upon Termination or Change in Control” table, include:

•	Amounts contributed by the executive under the PSE Investment Plan and Deferred Compensation Plan; and

•	Amounts accrued and vested through the PSE Retirement Plan and SERP.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the executive will receive the estimated incremental benefits reflected in the table below as a result of the following:

•	Pro-rata payment of Performance Awards, which will be paid based on the value at the end of the year pro-rated through the month of retirement based on Puget Energy’s relative Total Shareholder Return as of the quarter-end of the quarter prior to retirement; and

Named Executive Officers also receive a pro-rata payment of annual incentive awards, which is paid pro-rata to the extent earned in the year following retirement, provided the executive worked a minimum of 520 hours during the year. No estimated amounts are shown in the table below for annual incentive compensation earned in 2006.

Payments Made Upon Disability or Death

In the event of the disability or death of a Named Executive Officer, in addition to the benefits listed above, the executive will receive benefits under the PSE disability plan or life insurance plan available generally to all salaried employees. These disability and life insurance amounts are not reflected in the table below. The executive will also receive supplemental disability and life insurance. The disability coverage is extended to include base salary and target incentive pay. Life insurance benefit is provided at two times base salary and target annual incentive bonus if the executive dies while employed by PSE with a reduction for amounts payable under the applicable group policy, or a single sum amount equal to the actuarial equivalent of the combined annual annuity benefit if the executive dies after retiring.

Payments Made Pursuant to Employment and Change in Control Agreements

Puget Energy and Puget Sound Energy (the “Companies”) entered into an employment agreement with Mr. Reynolds as of January 1, 2002 to secure his services as Chief Executive Officer and President. The agreement has an initial term of three years after which time it will be automatically renewed for one-year terms unless notice of termination is given by either party at least 180 days prior to the expiration of the then current term. Pursuant to the agreement, Mr. Reynolds was appointed to the Board of Directors and the Board will recommend him for reelection during the term of the agreement. The agreement was amended on May 10, 2005 and February 9, 2006. The agreement provides for the following benefits, the estimated value of which is included in the “Estimated Potential Incremental Payments Upon Termination or Change in Control” table.

If at any time the Companies terminate Mr. Reynolds’ employment without cause, or Mr. Reynolds terminates his employment with good reason, Mr. Reynolds will then receive the following severance benefits:

•	An amount equal to two times his then current annual base salary and target annual incentive bonus;

•	Accelerated two years of vesting in his Performance-Based Retirement Equivalent Stock Account in the Deferred Compensation Plan; and

•	Accelerated vesting of stock options granted under the agreement.

If a change in control occurs during the term of the employment agreement, Mr. Reynolds will receive the following compensation and benefits at the time of the change in control:

•	An amount equal to three times his then current base salary and target annual incentive bonus;

•	Accelerated vesting of all outstanding equity awards;

•	Accelerated vesting of his Performance-Based Retirement Equivalent Stock Account in the Deferred Compensation Plan;

•	Continued medical, dental and insurance benefits for a period of three years or until he obtains similar coverage through another employer; and

•	A cash payment equal to any excise taxes imposed by Section 4999 of the Internal Revenue Code due to payments received under the employment agreement or any other payment or benefit from the Company, plus the income taxes payable by him resulting from this cash payment.

The employment agreement contains a noncompetition covenant. Mr. Reynolds commits that for a period of two years following his voluntary termination, without good reason, he will not perform services for any person or entity selling or distributing electric power or natural gas in Washington, Oregon or Idaho, unless the Company consents in writing. The Company may enforce this covenant through injunctive relief or other appropriate remedies.

The employment agreement also contains an indemnification clause in favor of Mr. Reynolds. The Company commits to defend, indemnify and hold harmless Mr. Reynolds from all liabilities in connection with his service. As part of that commitment, the Company will continue to cover him under the Company’s directors’ and officers’ liability insurance for six years following his termination of employment.

Under the employment agreement, “change in control,” “good reason,” and “cause” have the following meanings:

Change in Control means any one of the following events: (i) any person becomes the beneficial owner of more than 30% of Puget Energy’s common stock or voting securities, with certain exceptions; (ii) the incumbent directors (including those nominees subsequently nominated or appointed by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; and (iii) consummation of a reorganization, merger, consolidation or other business combination involving Puget Energy, or a sale of substantially all of the assets of either of the Puget Energy or PSE, unless (x) after such transaction the beneficial shareholders of the outstanding Puget Energy common stock and voting securities entitled to vote on director elections immediately prior to the transaction retain more than 60% of such common stock and voting securities; (y) no beneficial shareholder owns 30% or more of the then outstanding common stock or voting securities entitled to vote on director elections, and (z) at least a majority of the directors resulting from such transaction were incumbent directors at the time of executing the initial agreement providing for such transaction.

Good Reason includes the following actions by the Company: (i) assigning duties inconsistent with, or taking actions in diminution of, his position (including status, offices, titles and reporting requirements), authority, duties or responsibility under the employment agreement; (ii) failing to comply with the provisions of the employment agreement; (iii) requiring that he be based at any location other than its corporate headquarters or relocating the corporate headquarters more than 25 miles from Bellevue, Washington; and (iv) failing to assign the employment agreement to a successor or the successor failing to assume and be bound by it explicitly. Good Reason is triggered on a reasonable determination by Mr. Reynolds that any of the above events has occurred.

Cause means (i) the willful and continued failure to substantially perform Mr. Reynolds’ duties or (ii) the willful engaging in gross misconduct materially and demonstrably injurious to the Company. Cause does not include any act or omission believed to be in good faith and in the best interests of the Company.

In February 2006 PSE entered into amended change in control agreements with each of Mr. Valdman, Ms. O’Connor, Ms. McLain and Mr. Markell (the “Executives”), the terms of which are the same for all four Executives. If a change in control occurs, for a period of two years following the change in control of PSE (the “employment period”), the Executives will receive continued base salary, annual incentive bonus and other incentive, savings and retirement plans and programs applicable to PSE peer executives at comparable levels to those prior to the change in control. These benefits are not reflected in the “Estimated Potential Incremental Payments Upon Termination or Change in Control” table.

At the time of the change in control, the Executives will receive the following benefits, the estimated value of which is included in the “Estimated Potential Incremental Payments Upon Termination or Change in Control” table.

•	Accelerated vesting in the SERP.

•	Accelerated vesting of any outstanding equity awards.

•	A cash payment in consideration of all outstanding performance awards equal to the product of a deemed stock price (calculated based on the greater of (i) the average last sales price of Puget Energy stock on the NYSE in each of the 20 days preceding the change in control, and (ii) the highest price per share actually paid in connection with the change in control) multiplied by a deemed number of shares related to the performance awards (calculated based on the greater of (x) the total shares payable at the target award level on full vesting of each such award, and (y) the shares payable on full vesting of each such award if PSE achieved for each award cycle the same percentile ranking against its designated universe of companies which the PSE had achieved for the applicable cycle but ending with the fiscal quarter immediately prior to the change in control).

After a change in control, if at any time during the employment period PSE terminates an Executive’s employment without cause or due to disability or death, or the Executive terminates his or her employment with good reason, PSE will pay the Executive:

•	A lump sum in cash equal to (i) any accrued but unpaid base salary, (ii) a pro rata portion of the Executive’s annual incentive bonus for the year, (iii) any accrued paid time off pay, and (iv) a severance benefit equal to three times the sum of the annual base salary and the annual incentive bonus for which he or she was eligible for the year in which the date of termination occurs, unless an acceptable release is not executed by the Executive in which case the severance benefit will equal one times such sum.

•	A separate lump-sum supplemental retirement benefit equal to the difference between (x) the actuarial equivalent of the amount he or she would have received under the Retirement Plan and the SERP had his or her employment continued until the end of the employment period, and (y) the actuarial equivalent of the amount he or she actually receives or is entitled to receive under the Retirement Plan and SERP.

•	Continued welfare and fringe benefits described above for the Executive and the Executive’s family at least equal to those that would have been provided if the Executive’s employment had not terminated through the remainder of the employment period, except that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits received under the amended agreement will be secondary to those provided by the other employer.

If any payments paid or payable under the amended change in control agreement or otherwise are characterized as “excess parachute payments” within the meaning of Section 280G the Internal Revenue Code, then PSE will make cash payment to or on behalf of the Executive equal to any excise taxes imposed by Section 4999 of the Internal Revenue Code due to payments received under the amended agreement or any other payment or benefit from the Company, plus the income taxes payable by him or her resulting from this cash payment.

The amended change in control agreements contain a confidentiality clause. The Executives must keep confidential all secret or confidential information, knowledge or data relating to the Company and its affiliates obtained during their employment. The Executives may not disclose any such information, knowledge or data after their respective terminations of employment unless PSE consents in writing or as required by law. PSE cannot withhold or defer the payment of any amounts otherwise due under the agreement based on an Executive’s asserted violation of the confidentiality clause.

Under the amended change in control agreements, “change in control” has the same meaning as under Mr. Reynolds’ employment agreement. “Good reason” and “cause” have the following meanings:

Good reason means (i) the assignment of any duties inconsistent with, or taking action in diminution of, the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities; (ii) any failure by PSE to comply with the provisions of the agreement regarding compensation during the employment period; (iii) requiring the Executive to be based at any location other than the Seattle/Bellevue metropolitan area; (iv) any purported termination of the Executive’s employment other than as expressly permitted by the amended agreement; and (v) PSE’s failure to assign the amended agreement to a successor to PSE or failure of a successor to PSE to explicitly assume and agree to be bound by the amended agreement.

Cause means (i) the willful and continued failure to substantially perform the Executive’s duties or (ii) the willful engaging in gross misconduct materially and demonstrably injurious to PSE. Cause does not include any act or omission believed to be in good faith and in the best interests of PSE.

In addition to the benefits provided under his change in control agreement, Mr. Valdman’s employment offer letter provides that if there is a change in the PSE CEO and President and due to that change Mr. Valdman’s employment is terminated or there is a significant decrease in the role, scope and compensation structure for his employment that is not otherwise covered by a change in control agreement, Mr. Valdman will be paid a severance payment equal to one year’s base salary; a pro-rata share of the annual incentive at 100% of target; a relocation allowance not to exceed $50,000; and the vested portion of the restricted stock granted at the time of his employment, provided that he executes a waiver and release in a form provided by PSE.

The table below presents estimated incremental compensation payable to each of the Named Executive Officers as described above. The incremental compensation is presented in the following benefit categories:

•	Cash severance: multiple of salary and target annual incentive; does not reflect salary paid or annual incentive compensation earned in 2006

•	Stock options: in-the-money value, as of December 29, 2006 of unvested stock options that would vest

•	Service-based stock awards: market value, as of December 29, 2006 of unvested equity awards that would vest; includes restricted stock and restricted stock units

•	Performance-based stock awards: market value, as of December 29, 2006 of unvested performance-based restricted stock awards that would vest

•	Performance Shares: amount calculated in accordance with formula in the amended change in control agreements

•	Performance-Based Retirement Equivalent Stock Account: market value, as of December 29, 2006 of unvested portion of account that would vest

•	SERP: estimated actuarial value of the Executive’s supplemental pension benefits under the amended change in control agreements

•	Health and welfare benefits: estimated value of benefits continued following the termination

•	Perquisites, consisting of estimated value of continuation of financial planning and, for Mr. Valdman, relocation allowance

•	Estimated value of excise tax gross-up

Estimated Potential Incremental Payments Upon Termination or Change in Control

			After Change
			in Control
	Involuntary		Involuntary
	Termination		Termination
	w/o Cause		w/o Cause
	or for Good	Upon Change	or for Good
Name and Benefits	Reason	in Control	Reason	Retirement	Disability	Death

Stephen P. Reynolds
Cash Severance (salary and/or annual incentive)	$2,712,500	$4,068,750	$4,068,750	$0	$0	$0
Stock Options (vesting accelerated)	85,500	85,500	85,500	0	0	0
Service-Based Stock Awards (vesting accelerated)	1,521,600	1,521,600	1,521,600	0	0	0
Performance-Based Stock Awards (vesting accelerated)	1,409,281	1,409,281	1,409,281	0	0	0
Performance Shares (vesting accelerated)	3,085,070	3,085,070	3,085,070	794,324	794,324	794,324
Performance-Based Retirement Equivalent Stock Account (vesting accelerated)	0	94,561	94,561	0	0	0
Health and Welfare Benefits (continuation)	0	0	14,400	0	0	0
Supplemental Life Insurance	0	0	0	0	0	2,112,500
Perquisites	0	0	10,000	0	0	0
Excise Tax Gross-Up	0	3,267,564	3,458,420	0	0	0

Total Estimated Incremental Value	$8,813,951	$13,532,326	$13,556,726	$794,324	$794,324	$2,906,824
Bertrand A. Valdman
Cash Severance (salary and/or annual incentive)	n/a	$0	$1,747,200	$0	$0	$0
Service-Based Stock Awards (vesting accelerated	n/a	101,440	101,440	0	0	0
Performance-Based Stock Awards (vesting accelerated)	n/a	206,684	206,684	0	0	0
Performance Shares (vesting accelerated)	n/a	832,569	832,568	204,806	204,806	204,806
SERP (additional years of credited service)	0	0	602,703	0	n/a	0
Health and Welfare Benefits (continuation)	n/a	0	24,600	0	0	0
Supplemental Life Insurance	n/a	0	0	0	0	800,800
Perquisites	n/a	0	60,000	0	0	0
Excise Tax Gross-Up	n/a	0	1,142,608	0	0	0

Total Estimated Incremental Value	n/a	$1,140,693	$4,717,803	$204,806	$204,806	$1,005,606
Jennifer L. O’Connor
Cash Severance (salary and/or annual incentive)	n/a	$0	$1,257,150	$0	$0	$0
Performance-Based Stock Awards (vesting accelerated)	n/a	167,579	167,579	0	0	0
Performance Shares (vesting accelerated)	n/a	394,880	394,880	110,675	110,675	110,675
SERP (additional years of credited service)	n/a	544,999	1,033,799	n/a	n/a	n/a
Health and Welfare Benefits (continuation)	n/a	0	14,400	0	0	0
Supplemental Life Insurance	n/a	0	0	0	0	549,100
Perquisites	n/a	0	5,000	0	0	0
Excise Tax Gross-Up	n/a	0	854,660	0	0	0

Total Estimated Incremental Value	n/a	$1,107,458	$3,727,468	$110,675	$110,675	$659,775

			After Change
			in Control
	Involuntary		Involuntary
	Termination		Termination
	w/o Cause		w/o Cause
	or for Good	Upon Change	or for Good
Name and Benefits	Reason	in Control	Reason	Retirement	Disability	Death

Susan McLain
Cash Severance (salary and/or annual incentive)	n/a	0	1,187,550	0	$0	$0
Performance-Based Stock Awards (vesting accelerated)	n/a	133,850	133,850	0	0	0
Performance Shares (vesting accelerated)	n/a	542,653	542,653	133,336	133,336	133,336
SERP (additional years of credited service)	0	0	324,501	0	0	0
Health and Welfare Benefits (continuation)	n/a	0	14,400	0	0	0
Supplemental Life Insurance	n/a	0	0	0	0	518,700
Perquisites	n/a	0	5,000	0	0	0
Excise Tax Gross-Up	n/a	0	759,015	0	0	0

Total Estimated Incremental Value	n/a	$676,503	$2,876,969	$133,336	$133,336	$652,036
Eric M. Markell
Cash Severance (salary and/or annual incentive)	n/a	$0	$1,165,800	$0	$0	$0
Performance-Based Stock Awards (vesting accelerated)	n/a	131,416	131,416	0	0	0
Performance Shares (vesting accelerated)	n/a	531,825	531,825	130,492	130,492	130,492
SERP (additional years of credited service)	n/a	600,781	1,039,613	n/a	n/a	n/a
Health and Welfare Benefits (continuation)	n/a	0	14,400	0	0	0
Supplemental Life Insurance	n/a	0	0	0	0	509,200
Perquisites	n/a	0	5,000	0	0	0
Excise Tax Gross-Up	n/a	0	891,764	0	0	0

Total Estimated Incremental Value	n/a	$1,264,022	$3,779,818	$130,492	$130,492	$639,692

(1)	SERP values are shown as the estimated incremental value that the Named Executive Officer would receive at age 62 as a result of the termination event shown in the column, relative to the vested benefit as of December 31, 2006. These values are based on interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Ms. McLain and Mr. Valdman are the only Named Executive Officers with a vested SERP benefit as of December 31, 2006. Ms. McLain’s vested SERP value payable at age 62 is $1,696,124, as shown in footnote (3) to the “2006 Pension Benefits” table. Mr. Valdman’s vested value payable at age 62 is $638,179. Mr. Valdman’s vested value for the purposes of termination is higher than the value shown in footnote (3) to the Pension Benefits table because he is not yet vested in the Retirement Plan amount, an offset to the SERP, shown in that table.

PROPOSAL 2 — APPROVAL OF AMENDMENTS TO THE COMPANY’S ARTICLES
OF INCORPORATION TO ADOPT A MAJORITY VOTING STANDARD IN
UNCONTESTED ELECTIONS OF PUGET ENERGY, INC. DIRECTORS

The Board of Directors, upon recommendation of the Governance and Public Affairs Committee, is asking the shareholders to approve amendments to the Company’s Articles of Incorporation to provide for majority voting in uncontested elections of directors.

Current Standard.  Currently, our directors are elected by a plurality voting standard, under which a director nominee is elected when the director receives more “for” votes than any other nominee. Under the plurality standard, votes withheld do not affect the outcome of the election.

Description of the Amendments.  The proposed amendments would revise the voting standard in uncontested director elections from a plurality standard to a majority voting standard. Under this standard, a nominee for director must receive a majority of the votes cast in order to be elected. In contested elections where the number of nominees exceeds the number of directors to be elected, the plurality standard would continue to apply to guard against a failed election contest in which no candidate receives a majority of the “for” votes. If an incumbent director does not receive a majority of the votes cast in an uncontested election, the director would continue to serve on the Board only until the next annual shareholder’s meeting and until a successor is duly elected, or until the Board acts upon the director’s resignation tendered in accordance with the Company’s Corporate Governance Guidelines described below. The specific language of the amendments to the Articles of Incorporation is set forth in Appendix A to this proxy statement. The amended Articles of Incorporation are marked to show changes from the current Articles of Incorporation.

New Corporate Governance Guideline.  If an incumbent director does not receive a majority of the votes cast in an uncontested election, the director would be subject to the director resignation policy set forth in the Company’s Corporate Governance Guidelines, which are posted on the Company’s website. This policy requires any incumbent director who is not re-elected under the majority voting standard to tender his or her resignation to the Board of Directors within five business days of the certification of the election. The guideline requires the Governance and Public Affairs Committee to make a recommendation to the independent members of the Board on whether to accept or reject the tendered resignation. The independent directors, in the exercise of their fiduciary duties, must take action on the committee’s recommendation within 90 days of the tendered resignation. The Company will publicly disclose the Board’s decision within four business days.

If this proposal is approved by the shareholders, it will be effected by the filing of Articles of Amendment to the Articles of Incorporation with the State of Washington promptly after this Annual Meeting.

The Board of Directors recommends that you vote FOR Proposal 2 — Approval of Amendments to the Articles of Incorporation To Adopt a Majority Voting Standard in Uncontested Elections of Puget Energy, Inc. Directors

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO PUGET ENERGY, INC.
EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors, upon recommendation of the Compensation and Leadership Development Committee, is asking the shareholders to approve amendments to the Puget Energy, Inc. Employee Stock Purchase Plan (the “Plan”) that upon approval would:

1.	Permit the Company to continue the Plan by

•	Increasing the number of shares authorized to be issued under the Plan from 500,000 to 1,000,000 shares; and

•	Extending the term of the Plan from May 19, 2007 to May 4, 2017.

2.	Facilitate the administration of the Plan by

•	Defining Eligible Compensation as straight pay, excluding all other forms of compensation, such as overtime and hiring bonuses; and

•	Defining Eligible Employees to include all employees of the Company and its majority-owned U.S. subsidiaries, and any non-U.S. majority-owned subsidiaries that are designated by the Plan administrator.

The Plan, which was originally approved by shareholders at the 1997 Annual Meeting of Shareholders, provides a means for eligible employees of the Company and certain subsidiaries to acquire a stock ownership interest in Puget Energy through periodic payroll deductions or cash payments that are applied towards the purchase of the Company’s common stock at a discount from the then-current market price and without incurring brokerage commissions. The primary purpose of the Plan is to promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of employees and by aligning employees’ interests through their purchases of common stock with the interests of shareholders. The proposed amendments are intended to further these purposes. At January 31, 2007, 82,318 shares were available for future issuance under the Plan. The additional 500,000 shares requested for the Plan represent approximately 0.4% of the Company’s outstanding shares of common stock as of March 2, 2007, the record date for the Annual Meeting.

The Company has conducted and currently intends to conduct a continuous series of consecutive six-month offering periods beginning on July 1 and January 1 of each year. At the end of each offering period the participating employees purchase shares at a price equal to 85% of the lower of the stock’s fair market price at the beginning or the end of the six-month period. Under Statement of Financial Accounting Standards (SFAS) No. 123R accounting, purchases under the Plan are considered to be a compensation expense. Total compensation expense related to the Plan was approximately $240,000 in 2006 and each of the three prior years. The Board of Directors or the Compensation and Leadership Development Committee can establish different offering periods and different purchase prices, subject to the limitations set forth in the Plan.

The following summary of the Plan is included to assist shareholders in understanding the principal features of the Plan and in accordance with SEC rules. The summary is subject to the specific provisions contained in the full text of the Plan set forth as Appendix B to this proxy statement.

Description of the Plan

Administration.  The Plan is administered by the Compensation and Leadership Development Committee except to the extent administration is delegated to an executive officer of the Company (the “Plan Administrator”). The Plan Administrator is authorized to administer and interpret the Plan and to make such rules and regulations as it deems necessary to administer the Plan, so long as such interpretation, administration or application with respect to purchases under the Plan corresponds to the requirements of Section 423 of the Internal Revenue Code.

Shares Subject to the Plan.  An aggregate of up to 1,000,000 shares of the Company’s common stock is authorized for issuance under the Plan, subject to adjustment from time to time for stock dividends and certain other changes in capitalization as provided in the Plan.

Eligibility.  To participate in the Plan, an employee’s customary employment must be for more than 20 hours each week and five months in any calendar year. An employee is not eligible to continue participation in the Plan in the event his or her employment is terminated, or if such employee owns or will own, as a result of such participation, shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any related corporation. An employee who voluntarily withdraws from participation in the Plan cannot resume participation until the second offering period after the period during which the employee withdrew, or until any other required waiting period imposed by the Plan Administrator is satisfied.

Stock Purchases.  The Plan is divided into offering periods, which currently are consecutive six-month periods beginning on July 1 and January 1 of each year. The Board of Directors or the Compensation and Leadership Development Committee can establish different offering periods, which may not exceed 5 years. During these offering periods, participating employees accumulate funds in an account used to buy the Company’s common stock through payroll deductions or cash payments at a rate of not less than $10 or more than 10% of such participant’s eligible compensation during each payroll period in each purchase period within an offering period. The length of each purchase period will be as established by the Board of Directors or the Committee and may be the same as the offering period, or may be shorter consecutive periods within the offering period. At the end of each purchase period, the market price is determined and the participating employees’ accumulated funds are used to purchase the appropriate number of shares of the Company’s common stock. No participant may purchase more than $25,000 fair market value of common stock for any calendar year under the Plan. The purchase price per share of common stock under the Plan will be as established by the Board of Directors or the Committee, but may not be less than the lower of 85% of the per share fair market value of the common stock on either the first day of the offering period or the last day of the purchase period.

Restriction on Immediate Sale of Stock.  Shares purchased under the Plan may not be transferred or otherwise disposed of for a period of three months after the purchase date, except upon termination of employment.

Amendment and Termination.  The Board of Directors has the power to amend, suspend or terminate the Plan, provided that the Board may not amend the Plan without shareholder approval if such approval is required by Section 423 of the Code. The Committee may also amend the Plan so long as such amendment does not require shareholder approval.

Term of the Plan.  The Plan will continue in effect until May 4, 2017.

Federal Income Tax Consequences

The Company intends that the Plan qualify as an “Employee Stock Purchase Plan” under Internal Revenue Code Section 423. The following discussion is only a brief summary of the material federal income tax consequences to the Company and the participating employees in the United States in connection with the Plan. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on the Code as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The discussion does not address the consequences of applicable state, local or foreign tax laws.

Under the Code, the Company is deemed to grant employee participants in the Plan an “option” on the first day of each offering period to purchase as many shares of the Company’s common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each six-month offering period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares of common stock his or her accumulated payroll deductions will purchase at the purchase price.

The amounts deducted from a participating employee’s pay pursuant to the Plan will be included in the employee’s compensation and be subject to federal income and employment tax. Generally, no additional income will be recognized by the employee either at the beginning of the offering period, when the “option” is granted or at the time the employee purchases shares of common stock pursuant to the Plan.

Other Information

Participation in the Plan is entirely within the discretion of eligible employees and therefore, a new Plan benefits table, as described in the federal proxy rules, is not provided. The Company cannot predict the participation levels by employees, the rate of employee contributions or the eventual purchase price under the Plan. As a result, it is not possible to determine the value of benefits that may be obtained by executive officers and other employees under the Plan.

The Board of Directors recommends that you vote FOR Proposal 3 — Approval of the Amendments to the Puget Energy, Inc. Employee Stock Purchase Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding Puget Energy common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of the Puget Energy existing equity compensation plans, as of December 31, 2006:

			(c)
	(a)		Number of Securities
	Number of	(b)	Remaining Available for
	Securities to	Weighted-Average	Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	40,000	$22.51	3,849,139	(1)(2)(3)(4)
Equity compensation plans not approved by security holders	260,000	$22.51	—
Total	300,000	$22.51	3,849,139

The table does not include 96,305 deferred stock units in the Company’s deferred compensation plans that are payable in stock, plus cash for any fractional shares, of which all are currently vested.

(1)	Includes 82,813 shares remaining available for issuance under Puget Energy’s Employee Stock Purchase Plan.

(2)	Includes 3,543,046 shares remaining available for issuance under Puget Energy’s 2006 Long-Term Incentive Plan. Depending on the achievement level of performance goals, the outstanding performance share grants may be paid out at zero shares at a minimum achievement level, 841,989 shares at a target level or 1,440,191 shares at a maximum level. Because there is no exercise price associated with performance shares, such shares are not included in the weighted-average price calculation.

(3)	In addition to stock options, Puget Energy may also grant stock awards, performance awards and other stock-based awards under the 2006 Long-Term Incentive Plan.

(4)	Includes 223,027 shares available for issuance under Puget Energy’s Nonemployee Director Stock Plan (Nonemployee Director Plan). The Nonemployee Director Plan provides for automatic stock payments to each of Puget Energy’s nonemployee directors. Each nonemployee director who is a nonemployee director at any time during a calendar year may receive a stock payment for all or a portion of the quarterly retainer paid to such director. Effective July 1, 2003, the number of shares that will be issued to each nonemployee director as a stock payment under the Nonemployee Director Plan is determined by dividing two-thirds of the quarterly retainer payable to such director for a fiscal quarter by the fair market value of Puget Energy’s common stock on the last business day of that fiscal quarter. The Nonemployee Director Plan provides that the portion of the quarterly retainer that may be payable in stock will be determined by the Governance and Public Affairs Committee from time to time. A nonemployee director may elect to increase the percentage of his or her quarterly retainer that is paid in stock up to 100%. A nonemployee director may also elect to defer the issuance of shares under the Nonemployee Director Plan in accordance with the terms of the plan.

Summary of Equity Compensation Plans Not Approved By Shareholders

Non-Plan Grants

On January 7, 2002, Puget Energy granted Stephen P. Reynolds, President and Chief Executive Officer of Puget Energy and Puget Sound Energy, two non-qualified stock option grants outside of any equity incentive plan adopted by Puget Energy (Non-Plan Option Grants). These stock option grants were an inducement to Mr. Reynolds’ employment and in lieu of participation in the Company’s SERP. One of the Non-Plan Option Grants made to Mr. Reynolds is for 150,000 shares of Puget Energy common stock and vests at a rate of 20% per year, for full vesting after five years. The other Non-Plan Option Grant made to Mr. Reynolds is for 110,000 shares of Puget

Energy common stock and vests at a rate of 25% per year, for full vesting after four years. The exercise price of both Non-Plan Option Grants is $22.51 per share, equal to 100% of the fair market value of Puget Energy common stock on the date of grant. As of December 31, 2006, all of the 260,000 shares subject to the Non-Plan Option Grants remained outstanding. Except as expressly provided in the option agreement relating to each of the Non-Plan Option Grants, the Non-Plan Option Grants are subject to the terms and conditions of the Company’s 2005 Long-Term Incentive Plan.

Upon a change of control (as defined in the Employment Agreement between Puget Energy and Mr. Reynolds, dated January 7, 2002), both Non-Plan Option Grants will become fully vested and immediately exercisable. If Mr. Reynolds’ employment or service relationship with Puget Energy is terminated by Puget Energy without cause or by Mr. Reynolds with good reason, the vesting and exercisability of the Non-Plan Option Grants will be accelerated as follows: (1) the vesting and exercisability of the 150,000 share Non-Plan Option Grant will be accelerated such that the total number of shares vested and exercisable will be calculated as if the option had vested on a daily basis over the four-year period through the date of termination and (2) the vesting and exercisability of the 110,000 share Non-Plan Option Grant will be accelerated by two years. For purposes of the Non-Plan Option Grants, the terms “cause” and “good reason” have the meanings given to them in the Employment Agreement between Puget Energy and Mr. Reynolds, dated January 1, 2002.

Subject to the provisions regarding a change of control and termination of employment or service relationship by Puget Energy without cause or by Mr. Reynolds for good reason, as described above, upon termination of Mr. Reynolds’ employment or service relationship with Puget Energy for any reason, the unvested portion of the Non-Plan Option Grants will terminate automatically and the vested portion may be exercised as follows: (1) generally, on or before the earlier of three months after termination and the expiration date of the option, (2) if termination is due to retirement, disability or death, on or before the earlier of one year after termination and the expiration date of the option, or (3) if death occurs after termination, but while the option is still exercisable, on or before the earlier of one year after the date of death and the expiration date of the option. Pursuant to an amendment to the Employment Agreement effective as of May 12, 2005, in consideration of Mr. Reynolds’ remaining Chief Executive Officer at least through the date of the 2008 Annual Shareholders Meeting, the post-termination exercise period for each of the Non-Plan Option Grants was extended to January 7, 2012. In addition, a second amendment to the Employment Agreement effective February 9, 2006 changed the definition of change of control to conform to the change of control definition in the 2005 Long-Term Incentive Plan.

The Non-Plan Option Grants provide for the payment of the exercise price of options by any of the following means: (1) cash, (2) check, (3) tendering shares of Puget Energy’s common stock, either actually or by attestation, already owned for at least six months (or any shorter period necessary to avoid a charge to Puget Energy’s earnings for financial reporting purposes) that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, (4) delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by Puget Energy to deliver promptly to Puget Energy the aggregate amount of sale or loan proceeds to pay the option exercise price and any withholding tax obligations that may arise in connection with the exercise or (5) any other method permitted by the plan administrator.

AUDIT COMMITTEE REPORT

The Audit Committee of the Puget Energy Board of Directors is composed of four directors who are independent directors as defined under the rules of the NYSE and the SEC. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at Puget Energy’s website at www.pugetenergy.com by clicking on the sections Corporate Governance, Committee Composition & Charter, Audit Committee.

The primary purpose of the Audit Committee is to assist the Board of Directors of Puget Energy in oversight of the Company’s financial reporting processes. As stated in the Audit Committee Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to verify whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The management of Puget Energy is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

Consistent with its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management of Puget Energy and representatives of PricewaterhouseCoopers LLP. The discussions with PricewaterhouseCoopers LLP included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee received the written disclosures and the letter regarding independence from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and their review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee of Puget Energy, Inc.

Sally G. Narodick, Chair
Stephen E. Frank
Dr. Kenneth P. Mortimer
George W. Watson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by PricewaterhouseCoopers LLP, Puget Energy’s independent registered public accounting firm, in fiscal year 2006 and 2005 were as follows:

	2006	2005

Audit-fees(1)	$1,678,000	$2,023,000
Audit-Related fees(2)	100,000	103,000
Tax fees(3)	34,000	45,000

Total	$1,812,000	$2,171,000

(1)	For professional services rendered for the audit of Puget Energy’s annual financial statements, reviews of financial statements included in Puget Energy’s Forms 10-Q, and consents and reviews of documents filed with the SEC. The 2006 fees are estimated and include an aggregate amount of $1,133,000 billed to Puget Energy through December 31, 2006.

(2)	Consists of employee benefit plan audits, due diligence reviews and assistance with Sarbanes-Oxley readiness.

(3)	Consists of tax consulting and tax return reviews.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independence of the independent registered public accounting firm. Under the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The annual audit services engagement terms and fees, as well as any changes in terms, conditions and fees relating to the engagement, are subject to specific pre-approval by the Audit Committee. In addition, on an annual basis, the Audit Committee grants general pre-approval for specific categories of audit, audit-related, tax and other services, within specified fee levels, that may be provided by the independent registered public accounting firm. With respect to each proposed pre-approved service, the independent registered public accounting firm is required to provide detailed back-up documentation to the Audit Committee regarding the specific services to be provided. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

For 2006 and 2005, all audit and non-audit services were pre-approved.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Puget Energy’s independent registered public accounting firm for the current fiscal year, and the Board is asking shareholders to ratify that appointment. Under current law, rules, and regulations, as well as the charter of the Audit Committee, the Audit Committee is required to be directly responsible for the appointment, compensation, and oversight of Puget Energy’s independent registered public accounting firm. Therefore, the selection of the independent registered public accounting firm is within the sole discretion of the Audit Committee. However, the Board considers the appointment of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of PricewaterhouseCoopers LLP for ratification by the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1933. Representatives of the firm are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate shareholder questions.

The Board of Directors recommends that you vote FOR Proposal 4 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Puget Energy’s Independent Registered Public Accounting Firm.

COMMUNICATIONS WITH THE BOARD

Shareholders of Puget Energy and other interested parties may communicate with an individual director or the Board of Directors as a group via U.S. Postal mail directed to: Lead Independent Director of the Board of Directors, c/o Corporate Secretary, Puget Energy, Inc., P.O. Box 97034, PSE-12, Bellevue, Washington 98009-9734. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended director or Board as a whole, as applicable.

The sections below entitled “Shareholder Proposals — Submission of Shareholder Proposals for Inclusion in Proxy Statement” and “Shareholder Proposals — Advance Notice Procedures for Director Nominations and Other Business,” respectively, outline the procedures for submission of shareholder proposals for inclusion in Puget Energy’s proxy statement for the 2008 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board or proposals for other business to be considered at the 2008 Annual Meeting of Shareholders.

ADDITIONAL CORPORATE GOVERNANCE INFORMATION

The following corporate governance materials of Puget Energy are available by clicking on the section Corporate Governance at the Company’s website www.pugetenergy.com, or a copy will be mailed to you upon written request to Puget Energy, Inc., Investor Services, P.O. Box 97034, PSE-08N, Bellevue, WA 98009-9734, or by calling (425) 462-3898:

•	Corporate Governance Guidelines;

•	Corporate Ethics and Compliance Code;

•	Charters of Board Committees; and

•	Code of Ethics for our CEO and senior financial officers.

If any material provisions of our Corporate Ethics and Compliance Code or our Code of Ethics are waived for our CEO or senior financial officers, or if any substantive changes are made to either code as they relate to any director or executive officer, we will disclose that fact on our website within four (4) business days. In addition, any other material amendments of these codes will be disclosed.

ADDITIONAL INFORMATION ABOUT THE MEETING

Solicitation of Proxies

The Puget Energy Board of Directors is soliciting the proxies in the form enclosed. Stephen P. Reynolds and James W. Eldredge, and each or either of them, are named as proxies. We may solicit your proxy by mail, personal interview, telephone and fax. We will request that banks, brokerage houses and other custodians, nominees or fiduciaries forward soliciting materials to their principals and obtain authorization for the execution of proxies. We will reimburse them for their expenses in forwarding and collecting proxies. Our officers, directors, employees and other agents may solicit proxies without compensation, except for reimbursement of expenses.

Available Information

Puget Energy’s 2006 Annual Report on Form 10-K were mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K. The Form 10-K has been filed with the SEC.

The Company’s website address is www.pugetenergy.com. The Company’s reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available or may be accessed free of charge through the Investors section of the Company’s website as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the SEC. The Company’s website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2008 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 1, 2007.

Advance Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to the Board or to present a proposal at the 2008 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by Puget Energy’s Bylaws. Notice of nominations, complying with Section 3.3 of the Bylaws, must be delivered to the Corporate Secretary not less than 120 or more than 150 days prior to the date of the 2008 Annual Meeting of Shareholders (or if less than 120 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day of such notice or public disclosure is given). Notice of other business, complying with Section 2.6 of the Bylaws, must be delivered to the Corporate Secretary no earlier than January 5, 2008 and no later than February 4, 2008. Notices should be sent to: Corporate Secretary, Puget Energy Inc., 10885 NE 4th Street, P.O. Box 97034, Bellevue, Washington 98009-9734.

For proposals that are not timely filed, Puget Energy retains discretion to vote proxies it receives. For proposals that are timely filed, Puget Energy retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

APPENDIX A

ARTICLES OF INCORPORATION

ARTICLE 7.  DIRECTORS

(a) The number of Directors of this corporation shall not be less than nine nor more than fifteen, the exact number to be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of the Directors in the first class shall expire at the first annual shareholders’ meeting after their election, the terms of the Directors in the second class shall expire at the second annual shareholders’ meeting after their election, and the terms of the Directors in the third class shall expire at the third annual shareholders’ meeting after their election. At each annual shareholders’ meeting held thereafter, the Directors shall be chosen for a term of three years to succeed those whose terms expire. The Directors of this corporation may be removed only for cause in the manner provided by the Bylaws.
Notwithstanding the foregoing, in an election to which plurality voting does not apply, the term of a Director who does not receive a majority of the votes cast in accordance with Section (b) of this Article 7 shall continue only until the next annual shareholder’s meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

(b) A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that if the number of nominees for any election of Directors exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the votes cast. If Directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.

A-1

APPENDIX B

PUGET ENERGY, INC.

EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated as of January 9, 2007)

SECTION 1.  PURPOSE

The purpose of the Puget Energy, Inc. Employee Stock Purchase Plan (the “Plan”) are to (a) assist employees of Puget Energy, Inc., a Washington corporation (the “Company”), and its subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) help employees provide for their future security and encourage them to remain in the employ of the Company. Stock purchased under the Plan may be paid for either in cash or by regular payroll deductions. Only employees of the Company and its designated subsidiary corporations are eligible to participate in the Plan, and participation is voluntary.

SECTION 2.  DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s Compensation and Leadership Development Committee or another committee appointed by the Board and given authority by the Board to administer the Plan.

“Company” means Puget Energy, Inc., a Washington corporation.

“Eligible Compensation” means all regular cash compensation, including overtime, commissions, bonuses, severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

“Eligible Employee” means any employee of the Company, any U.S. Subsidiary Corporation, or any foreign Subsidiary Corporation designated by the Board or the Committee (a “Foreign Designated Subsidiary”) who is in the employ of the Company or a U.S. Subsidiary Corporation (or any Foreign Designated Subsidiary) on one or more Offering Dates and who meets the following criteria:

(a)	the employee does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Subsidiary Corporation;

(b)	the employee’s customary employment is for more than 20 hours per week; and

(c)	the employee’s customary employment is for more than five months in any calendar year.

If the Company permits any employee of a Foreign Designated Subsidiary to participate in the Plan, then all employees of that Foreign Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

“Enrollment Period” has the meaning set forth in Section 6.1.

“ESPP Broker” has the meaning set forth in Section 10.

“Offering” has the meaning set forth in Section 5.1.

“Offering Date” means the first day of an Offering.

“Offering Period” has the meaning set forth in Section 5.1.

“Option” means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

“Participant” means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 6.1 and who has not withdrawn from the Offering or whose participation in the Offering is not terminated.

“Plan” means the Puget Energy, Inc. Employee Stock Purchase Plan.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Purchase Date” means the last day of each Purchase Period.

“Purchase Period” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 8.

“Stock” means the Common Stock, no par value, of the Company.

“Subscription” has the meaning set forth in Section 6.1.

“Subscription Date” has the meaning set forth in Section 6.1.

“Subsidiary Corporation” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3.  ADMINISTRATION

3.1 Plan Administrator

The Plan shall be administered by the Board or the Committee and, if and to the extent the Board or the Committee designates an executive officer of the Company to administer the Plan, by such executive officer.

3.2 Administration and Interpretation by the Plan Administrator

Subject to the provisions of the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of the Code. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless revised by the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s other officers or employees as the Plan Administrator so determines.

SECTION 4.  STOCK SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 19, a maximum of 1,000,000 shares of Stock may be sold under the Plan. Shares sold under the Plan shall be drawn from authorized and unissued shares. Any shares of Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

SECTION 5.  OFFERING DATES

5.1 Offering Periods

The Plan shall be implemented by a series of offerings (each, an “Offering”). Except as otherwise set forth below, Offerings shall commence on July 1 and January 1 of each year and end on the next December 31 and June 30, respectively, occurring thereafter. Notwithstanding the foregoing, the Board or the Committee may establish (a) a different term for one or more Offerings and (b) different commencing and ending dates for such Offerings; provided, however, that an Offering Period (the “Offering Period”) may not exceed five years; and provided further that if the Purchase Price may be less than 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time. In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

5.2 Purchase Periods

Each Offering Period shall consist of one or more consecutive purchase periods (each, a “Purchase Period”). Except as otherwise set forth below, Purchase Periods shall commence on July 1 and January 1 of each year and end on the next December 31 and June 30, respectively, occurring thereafter. Notwithstanding the foregoing, the Board or the Committee may establish (a) different terms for one or more Purchase Periods within an Offering Period and (b) different commencing dates and Purchase Dates for any such Purchase Period. The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

SECTION 6.  PARTICIPATION IN THE PLAN

6.1 Initial Participation

An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the “Enrollment Period”) and not later than ten days before such Offering Date or such other date as the Plan Administrator may specify for an Offering (the “Subscription Date”) a subscription (the “Subscription”):

(a) indicating the Eligible Employee’s election to participate in the Plan;

(b)	authorizing payroll deductions and stating the amount to be deducted regularly from the Participant’s pay, or accompanied by a cash payment or both; and

(c) authorizing the purchase of Stock for the Participant in each Purchase Period.

An Eligible Employee who does not deliver a Subscription to the Plan Administrator during the Enrollment Period and on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such Eligible Employee subsequently enrolls in the Plan by delivering a Subscription to the Plan Administrator during the Enrollment Period and on or before the Subscription Date for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Subscription Date as deemed advisable by the Plan Administrator in its, his or her sole discretion for the proper administration of the Plan.

6.2 Continued Participation

Unless the Plan Administrator determines otherwise, a Participant shall automatically participate in the next Offering Period until such time as Participant withdraws from the Plan pursuant to Section 11.2 or terminates employment as provided in Section 12. Notwithstanding the foregoing, if a Participant withdraws from an Offering pursuant to Section 11.1, the Participant shall not be entitled to participate in the Plan until the second Offering Period after the Offering Period from which the Participant withdraws or until any other required waiting period imposed by the Plan Administrator is satisfied. Once any required waiting period has been satisfied, a Participant is not required to file any additional subscription agreements in order to continue participation in the Plan.

SECTION 7.  LIMITATIONS ON RIGHT TO PURCHASE SHARES

7.1 $25,000 Limitation

No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, any parent corporation or a Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).

7.2 Pro Rata Allocation

In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Committee.

SECTION 8.  PURCHASE PRICE

The purchase price (the “Purchase Price”) at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 90% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Board or the Committee may establish a different Purchase Price for any Offering, which shall not be less than 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the average of the high and low per share trading prices for the Stock as reported for such day by the New York Stock Exchange in The Wall Street Journal or in such other source as the Plan Administrator deems reliable. If no sales of the Stock were made on the New York Stock Exchange on the transaction date, fair market value shall mean the average of the high and low per share trading prices for the Stock as reported for the last preceding day on which sales of the Stock were made on the New York Stock Exchange.

SECTION 9.  PAYMENT OF PURCHASE PRICE

9.1 General Rules

Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of a cash payment or payroll deductions from the Participant’s Eligible Compensation or both. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant’s Eligible Compensation during each pay period shall be determined by the Participant’s Subscription.

9.2 Percent Withheld

The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least $10, but shall not exceed 10% of the Participant’s Eligible Compensation for such pay period. Amounts shall be withheld only in increments of $10.

9.3 Payroll Deductions

Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.4 Participant Accounts

Individual accounts shall be maintained for each Participant for memorandum purposes only. All cash payments and payroll deductions from a Participant’s compensation shall be credited to such account, but shall be deposited with the general funds of the Company. All cash payments and payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest shall be paid on cash payments or payroll deductions received or held by the Company.

9.5 Acquisition of Stock

On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant’s Option, the number of shares of Stock arrived at by dividing the total amount of the Participant’s cash payment and accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that in no event shall the number of shares of Stock purchased by the Participant exceed the number of whole shares of Stock so determined, except to the extent that the Board or the Committee has determined that fractional shares may be issued under the Plan.

9.6 Refund of Excess Amounts

Any cash balance remaining in the Participant’s account shall be refunded to the Participant as soon as practical after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is in an amount less than the amount necessary to purchase a whole share of Stock, and the Committee has determined that fractional shares may not be issued, the Plan Administrator may establish procedures whereby such cash is maintained in the Participant’s account and applied to the purchase of Stock in the subsequent Purchase Period or Offering Period.

9.7 Withholding Obligations

At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

9.8 Termination of Participation

No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in the Offering or the Plan has terminated prior to such Purchase Date.

9.9 Procedural Matters

The Plan Administrator may, from time to time, establish (a) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (b) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (c) such other limitations or procedures as deemed advisable by the Plan Administrator in its sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.10 Leaves of Absence

During leaves of absence approved by the Company and meeting the requirements of the applicable Treasury Regulations, a Participant may continue participation in the Plan by delivering cash payments to the Plan Administrator on the Participant’s normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.

SECTION 10.  STOCK PURCHASED UNDER THE PLAN

10.1 Restrictions on Transfer of Stock

(a)	Shares of Stock purchased under the Plan may be registered in the name of a nominee or held in such other manner as the Plan Administrator determines to be appropriate. Each Participant will be the beneficial owner of the Stock purchased under the Plan and will have all rights of beneficial ownership in such Stock, except that the Participant may not transfer or otherwise dispose of such Stock for a period of three months following the Purchase Date for such Stock.

(b)	The Company or a brokerage firm or other entity selected by the Company will retain custody of the Stock purchased under the Plan for a period of time ending no earlier than the expiration of the three-month restriction set forth in subparagraph (a) above. A book entry stock account will be established in each participant’s name (a “Stock Account”) for such time period.

(c)	Cash dividends paid on Stock in a Participant’s Stock Account due to the three-month restriction in Section 10.1(a) or because the Participant has not made a request for delivery shall be used by the custodian of such Stock to purchase additional shares of Stock, which shall be credited to the Participant’s Stock Account. Dividends paid in the form of shares of Stock with respect to Stock in a Participant’s Stock Account shall be credited to such Stock Account. Stock credited to a Participant’s Stock Account due to cash or stock dividends with respect to Stock which is subject to the three-month restriction set forth in Section 10.1(a) shall be restricted for the same period as the Stock with respect to which the dividend was paid.

(d)	Upon termination of the Participant’s employment, the three-month restriction set forth in subparagraph (a) above will be deemed to be satisfied as of the date of such termination.

10.2 ESPP Broker

If the Plan Administrator designates or approves a stock brokerage or other financial services firm to hold shares purchased under the Plan for the accounts of Participants (the “ESPP Broker”), the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established with the ESPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock held for the Participant’s account at any time after expiration of the three-month restriction set forth in Section 10.1(a), but, in the absence of such a disposition, the shares of Stock must remain in the account at the ESPP Broker until the holding period set forth in Code Section 423(a) has been satisfied. With respect to shares of Stock for which the Code Section 423(a) holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her. Subject to the three-month restriction set forth in Section 10(a), a Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423(a) holding period.

10.3 Notice of Disposition

Each Participant agrees by entering the Plan, promptly to give the Company notice of any Stock disposed of within 18 months of the Purchase Date for such Stock, showing the number of such shares disposed of and the Purchase Date for such Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

SECTION 11.  VOLUNTARY WITHDRAWAL

11.1 Withdrawal From an Offering

A Participant may voluntarily withdraw from an Offering by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Such notice must be delivered at least nine days prior to the end of the Purchase Period for which such withdrawal is to be effective. If a Participant voluntarily withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. Unless the Plan Administrator establishes a different rule, withdrawal from an Offering shall not result in a withdrawal from the Plan, but the Participant shall not be entitled to participate in the Plan until the second Offering Period after the Offering Period from which the Participant withdraws or until any other required waiting period imposed by the

Plan Administrator is satisfied. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering.

11.2 Withdrawal From the Plan

A Participant may voluntarily withdraw from the Plan by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Such notice must be delivered at least nine days prior to the end of the Purchase Period for which such withdrawal is to be effective. If a Participant voluntarily withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan until the second Offering Period after the Offering Period during which the Participant withdraws or until any other required waiting period imposed by the Plan Administrator is satisfied.

11.3 Return of Cash Payments and Payroll Deductions

Upon withdrawal from an Offering pursuant to Section 11.1 or from the Plan pursuant to Section 11.2, the withdrawing Participant’s cash payments and accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s interest in the Offering shall terminate. Such cash payments and accumulated payroll deductions may not be applied to any other Offering under the Plan.

SECTION 12.  TERMINATION OF EMPLOYMENT

Termination of a Participant’s employment with the Company for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant’s participation in the Plan. The cash payments and payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant’s death, to the Participant’s legal representative, and all the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.

SECTION 13.  RESTRICTIONS ON ASSIGNMENT

13.1 Transferability

An Option granted under the Plan shall not be transferable otherwise than by will or by the applicable laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or by the applicable laws of descent and distribution, of the Participant’s interest in the Plan, of his or her Option or of any rights under his or her Option.

13.2 Beneficiary Designation

The Plan Administrator may permit a Participant to designate a beneficiary on a Company-approved form who is to receive any shares and/or cash from the Participant’s account under the Plan in the event the Participant dies after the Purchase Date for an Offering but prior to delivery to such Participant of such shares and/or cash. In addition, the Plan Administrator may permit a Participant to designate a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event that the Participant dies before the Purchase Date for an Offering. Such designation may be changed by the Participant at any time by written notice to the Plan Administrator on a Company-approved form.

SECTION 14.  NO RIGHTS OF SHAREHOLDER UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. Subject to Section 10.1(a), a

Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant’s Option.

SECTION 15.  AMENDMENT OF THE PLAN

The Board or the Committee may amend the Plan in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

SECTION 16.  TERMINATION OF THE PLAN

The Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate on, and no Options shall be granted after, May 19, 2017, except that such termination shall have no effect on Options granted prior thereto. Notwithstanding anything in the Plan to the contrary, the Board may terminate the Plan or an Offering Period on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period and a Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interest of the Company and the shareholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change in the generally accepted accounting rules applicable to the Plan after the effective date of the Plan. No Options shall be granted during any period of suspension of the Plan.

SECTION 17.  NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary Corporation or to affect the right of the Company and the Subsidiary Corporations to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

SECTION 18.  EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company or any Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 19.  ADJUSTMENTS

19.1 Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then (subject to any required action by the Company’s shareholders), the Board or the Committee shall make equitable adjustments (i) in the maximum number and kind of securities subject to the Plan as set forth in Section 4 and (ii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

19.2 Merger, Acquisition or Liquidation of the Company

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, liquidation or dissolution unless the Board or the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Code Section 424(a).

19.3 Limitations

The grant of Options will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 20.  REGISTRATION

The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

SECTION 21.  EFFECTIVE DATE

The Plan’s effective date is the date on which it is approved by the Company’s shareholders.

PUGET ENERGY, INC.
ANNUAL MEETING OF SHAREHOLDERS

Friday, May 4, 2007

PUGET ENERGY, INC. ANNUAL MEETING OF SHAREHOLDERS Friday, May 4, 2007	proxy

This proxy is solicited on behalf of the Board of Directors of Puget Energy, Inc.
The undersigned hereby appoints Stephen P. Reynolds and James W. Eldredge, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Puget Energy, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 4, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side.)

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 3, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/psd/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 3, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Puget Energy, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
Ú Please detach here Ú

The Board of Directors Recommends a Vote For Items 1, 2, 3 and 4.

1. Election of directors:	01 Phyllis J. Campbell	04 Stephen P. Reynolds
	02 Stephen E. Frank	05 George W. Watson
03 Dr. Kenneth P. Mortimer
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Approval of amendments to the Company’s Articles of Incorporation to adopt a majority voting standard in uncontested elections of Puget Energy, Inc. directors.

3.	Approval of amendments to the Puget Energy, Inc. Employee Stock Purchase Plan, including increasing the number of shares available for purchase under the Plan.

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Puget Energy’s independent registered public accounting firm.

☐	Vote FOR	☐	Vote WITHHELD
	all nominees		from all nominees
(except as marked)

☐	For	☐	Against	☐	Abstain

☐	For	☐	Against	☐	Abstain

☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.